Exhibit 10.1

Execution Copy

ASSET SALE AND PURCHASE AGREEMENT

BY AND AMONG

CENTENE CORPORATION,

BUCKEYE COMMUNITY HEALTH PLAN, INC.

SUMMA HEALTH SYSTEM

AND

SUMMACARE, INC.

JANUARY 10, 2005

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		Page
15.13	Construction	48
15.14	Third Parties	49
15.15	Time is of the Essence	49
15.16	Confidentiality	49
15.17	Rights Cumulative	49
15.18	Amendments	49

ASSET SALE AND PURCHASE AGREEMENT

THIS ASSET SALE AND PURCHASE AGREEMENT (“Agreement”) is made and entered into as of this 10th day of January, 2005 (“Execution Date”), by and among Centene Corporation (“Centene”), Buckeye Community Health Plan, Inc., an Ohio health insurance corporation, a wholly-owned subsidiary of Centene (“Buyer”), Summa Health System, an Ohio corporation (“Parent”), and SummaCare, Inc., an Ohio corporation and a second-tier subsidiary of Parent (“Seller”).

RECITALS:

A. Buyer is licensed as a Heath Insuring Corporation (“HIC”) under Chapter 1751 of the Ohio Revised Code by the Ohio Department of Insurance (“ODI”).

B. Seller is licensed as a HIC by ODI.

C. The Medicaid Business is accredited by the National Committee for Quality Assurance (“NCQA”) with a rating of “excellent.”

D. Seller’s HIC operations are comprised of several business segments, including a commercial HIC business and a managed-care business operated pursuant to a Medicaid Contract with the Ohio Department for Job and Family Services (“ODJFS”).

E. Seller desires to sell, assign, and deliver to Buyer, and Buyer desires to purchase, accept assignment, and accept delivery from Seller, the Medicaid Business with the Medicaid Members being re-enrolled with Buyer, as well as other related assets described herein.

F. Buyer and Seller executed a Confidentiality Agreement dated September 24, 2003, relating to the transactions set forth in this Agreement (the “Confidentiality Agreement”).

G. Buyer and Seller wish to set forth the terms and conditions under which Buyer will buy and Seller will sell, or cause to be sold, the assets of the Medicaid Business.

NOW, THEREFORE, for and in consideration of the above recitals and the representations, warranties, mutual covenants, and agreements herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to certain terms defined elsewhere in this Agreement, the following terms shall be defined as set forth below.

“AAA” has the meaning ascribed to it in Section 14.2.

“Affiliates” means (i) any Person directly or indirectly controlling, controlled by or under common control with another Person where “control” means possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; (ii) any Person owning or controlling 10% or more of the outstanding voting securities of such other Person; (iii) any officer, director or partner of such Person; and (iv) if such person is an officer, director or partner, any such company for which such Person acts in such capacity.

“Affiliated Group” means any affiliated group as defined in Code §1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law) for a period during which the Seller or its Subsidiaries was a member.

“Agreement” has the meaning ascribed to it in the preamble.

“Applicable Rate” means the prime rate as published in the Wall Street Journal from time to time.

“Assets” means the assets of Seller or Seller’s Affiliates that are being acquired by Buyer as set forth in Section 2.1 of this Agreement.

“Assumed Liabilities” has the meaning ascribed it in Section 2.4.

“Average Stock Price” means the average closing price per share of the Centene Common Stock on the New York Stock Exchange for the five (5) consecutive trading days immediately preceding date of the public announcement of the transaction.

“Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan or arrangement, whether or not funded and whether or not terminated, (ii) qualified defined contribution retirement plan or arrangement that is an employee pension benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded and whether or not terminated, (iii) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan under ERISA, whether or not funded and whether or not terminated, or (iv) employee welfare benefit plan under ERISA or fringe benefit or other retirement, bonus, severance, retention, vacation, sick pay or incentive plan or program, whether or not funded and whether or not terminated.

“Board of Arbitration” has the meaning ascribed to it in Section 14.2.

“Books and Records” has the meaning ascribed to in Section 2.1(d).

“Buyer” has the meaning ascribed to it in the preamble.

“Buyer’s Medicaid Contract” means the contract effective on or immediately following the Closing Date by and between ODJFS and Buyer for the Service Area.

“Centene Common Stock” means the Common Stock, par value $.01, of Centene.

“Centene Change in Control” means the acquisition by a single entity or identifiable group, whether by merger, the purchase of stock or assets or otherwise, of all or substantially all of the stock or assets of Centene and the then-current management of Centene is no longer in control of the management and direction of the Medicaid Business in Summit County.

“Closing” means the closing of the purchase and sale of the Assets occurring on the Closing Date.

“Closing Date” means the date of Closing as determined pursuant to Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means any health insurance or health benefit program, including, without limitation, any health maintenance organization, any health insurance corporation health care preferred provider organization, or traditional indemnity program offered by Seller or any of Seller’s Affiliates (or a similar or related business or expansion into related lines of business because of an expansion of the State of Ohio managed care program, including, without limitation to the extent the Ohio Enhanced Care Management program becomes a participant in the Medicaid business) to Medicaid beneficiaries through the State of Ohio Medicaid managed care program or any successor program thereto.

“Confidentiality Agreement” has the meaning ascribed to it in the recitals.

“ERISA” has the meaning set forth in the definition of Benefit Plan.

“Excluded Assets” means those assets of Seller that are excluded from the transaction that is the subject of this Agreement pursuant to Section 2.2.

“Excluded Contract” has the meaning ascribed to it in Section 2.2(d).

“Excluded Liabilities” means those liabilities of Seller that are excluded from the transaction that is the subject of this Agreement pursuant to Section 2.4(b).

“Execution Date” has the meaning ascribed to it in the preamble.

“Financial Statements” has the meaning set forth in Section 3.1(e) of this Agreement.

“First Capitation Date” means the date one (1) day after the date upon which Buyer receives the First Capitation Payment.

“First Capitation Payment” means the first capitation payment following the Closing Date which is received by Buyer directly from ODJFS as a payment for Buyer’s own account.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“HIC” has the meaning ascribed to it in the recitals.

“Hired Employee” has the meaning set forth in Section 9.4(b) of this Agreement.

“IBNR Expenses” means the actuarial estimate of medical expenses that have been incurred by Medicaid Members but not reported.

“In-Scope Employee” has the meaning set forth in Section 9.4(b) of this Agreement.

“Intellectual Property” means any of the following in any jurisdiction throughout the world including, without limitation, all income, royalties, damages and payments due or payable at the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof: patents and patent applications and patent disclosures, trademarks, trade names, service marks, brand names, Internet domain names, inventions, copyrights and copyrightable works (including software), processes, formulae, trade dress, business and product names, logos, slogans, trade secrets and confidential information, industrial models, designs, methodologies, computer programs (including all source code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Interim Financial Statements” has the meaning set forth in Section 3.1(e) of this Agreement.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, charge, pledge, assignment, hypothecation, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or other encumbrance of any nature whatsoever on or with respect to any cash, property, right to receive income or other assets of any nature whatsoever.

“Medicaid” means medical assistance provided under a state plan approved under both Title XIX and Title XXI of the Social Security Act, as amended from time to time.

“Medicaid Business” means the business of providing managed care services to Medicaid Members in the Service Area and of receiving from the State the corresponding premium and other revenue as payment for such services pursuant to the terms of the Seller’s Medicaid Contract.

“Medicaid Business Employee” has the meaning assigned in Section 3.1(r).

“Medicaid Members” means the persons enrolled under Seller’s Medicaid Contract.

“Medicaid Providers” means the physicians, hospitals and other health care providers that have contracted with Seller and/or Seller’s Affiliates to provide covered health care services to Medicaid Members.

“Medical Claim” has the meaning ascribed to it in the Section 11.4(c).

“Non-Prevailing Party” means the party in an arbitration pursuant to Section 14.2 whose position is the furthest from the decision reached.

“ODI” has the meaning ascribed to it in the recitals.

“ODJFS” has the meaning ascribed to it in the recitals.

“Parent” has the meaning ascribed to it in the preamble.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity.

“Provider Agreements” means the written agreements for the provision of health care services to Medicaid Members that have been executed by and between providers, including, without limitation, those with physicians, hospitals, ancillary and other institutional providers, laboratories, vision providers, behaviorial health providers, durable medical equipment service providers, and provider HICs, and Seller and/or Seller’s Affiliates.

“Purchase Price” has the meaning ascribed to it in Section 2.5(a).

“Purchased Provider Agreements” has the meaning ascribed to it in Section 2.1(b).

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Securities Exchange Act of 1934” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Seller” has the meaning ascribed to it in the preamble.

“Seller’s Medicaid Contract” means the contract(s) executed by and between ODJFS and Seller in effect as of the date of this Agreement for the Service Area.

“Seller’s Permits” has the meaning ascribed to it in Section 3.1(g).

“Service Area” means the Summit County, Ohio, service area, designated by ODJFS, for purposes of the Medicaid program.

“State” means the State of Ohio.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Taxes” means all federal, state, local and foreign income, employment, franchise, capital stock, excise, gross receipts, sales, use, property, real estate and stamp taxes, license, occupation, premium, windfall profits, environmental (including under Code §59A), withholding, social security (or similar), unemployment, disability, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner; payments in lieu of taxes, levies, duties, assessments and fees of any nature or other taxes of any kind whatsoever, together with all related penalties, fines or additions to tax or interest thereon, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any returns, reports, forms, declarations, claims for refund, information reports, amended returns or other documents (including any related or supporting schedules, supporting statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Person or the administration of any laws or regulations or, administrative requirements relating to any Taxes.

“Violation” has the meaning ascribed to it in Section 3.1(c).

ARTICLE II

SALE OF ASSETS

2.1 Sale and Purchase of Assets. Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer, or cause to be sold, transferred, conveyed, assigned and delivered to Buyer, free and clear of all Liens and encumbrances of any kind, and Buyer hereby agrees to purchase and accept assignment from Seller or Seller’s Affiliates, for payment of the Purchase Price specified in Section 2.5, all of the legal and beneficial right, title and interest in, to and under Assets of every kind and description that are owned and used by Seller, or owned or used by Seller’s Affiliates (as listed on Schedule 2.1), in the operation of or related to, necessary and/or material to the Medicaid Business in the Service Area, including, without limitation, the following:

(a)	All of Seller’s rights to continue to operate the Medicaid Business, including but not limited to the right to enter into a replacement for the Seller’s Medicaid Contract, all rights to provide ODJFS prescribed health services to Medicaid Members and the corresponding right to receive capitation payments, premium payments, delivery supplemental payments, and any other revenues payable by ODJFS under Buyer’s Medicaid Contract with respect to such members from and after the Closing;

(b)	Seller’s rights, title and interests in the Provider Agreements that are listed on Schedule 2.l(b) (the “Purchased Provider Agreements”), as may be amended prior to the Closing through terminations, expirations, and additions made in the ordinary course of business, except that to the extent any Purchased Provider Agreements are not assignable to Buyer, Buyer will enter into replacement provider agreements on terms that are no less favorable to the Medicaid Business than the original Provider Agreements;

(c)	All of Seller’s rights, title and interests in all other contracts of Seller which relate to the Medicaid Business and are listed on Schedule 2. l(c), as may be amended prior to the Closing through terminations, expirations, and additions made in the ordinary course of business (the “Other Contracts”, and collectively with the Purchased Provider Agreements and the Seller’s Medicaid Contract, the “Business Contracts”);

(d)	True and correct copies of financial and other books, records, information and title documents necessary for Buyer to operate the Medicaid Business after the Closing Date (the “Books and Records”);

(e)	Books, records and information pertaining to the transferred Medicaid Members, including lists of all names, addresses, identification numbers, provider data, and copies (electronic and/or hard copy) of all books and records maintained for such members, including medical and claim histories;

(f)	Any capitation payment made by ODJFS to Seller after the Closing Date for any period after the Closing Date unless such payment is made and properly due pursuant to Seller’s Medicaid Contract for periods prior to the Closing Date;

(g)	Books, records and information pertaining to Medicaid Providers, including without limitation lists of all of Seller’s Medicaid Providers for the Medicaid Members and the Purchased Provider Agreements, containing names, addresses, and other data maintained for each provider; provided that the provision of such information does not violate any contractual confidentiality provisions or the confidentiality restrictions of applicable law; and provider further that Schedule 2.1(g) describes the type of information that will be withheld on such basis and the reason for such information being withheld;

(h)	True and correct copies of all of the credentialing files and supporting or related documentation for any Medicaid Provider that has entered into a provider agreement with Buyer;

(i)	Medical management materials, including copies of policies and procedures used in connection with the Medicaid Business (unless identified in Section 2.2 as Excluded Assets);

(j)	Rights and interests of every kind relating to the Assets and/or the ownership of the Medicaid Business that arise or accrue after the Closing, including payments of any kind by or on behalf of Medicaid Members, refunds, causes of action, and rights of recovery, except to the extent such claims and rights relate exclusively to an Excluded Liability or are Excluded Assets;

(k)	All Intellectual Property (including goodwill and other intangibles) used in connection with the Medicaid Business other than those set forth in Schedule 2.2(h);

(l)	All rights to Medicaid Member outreach programs, including but not limited to the procedures, methods, and materials for member outreach utilized by Seller in the Service Area prior to the Closing Date; and

(m)	Seller’s existing stock of pre-printed advertising brochures, marketing materials, literature, form contracts, form certificates of coverage, membership handbooks and other pre-printed materials related to the Medicaid Business, to be utilized by Buyer consistent with Section 11.4(b) of this Agreement; provided however that Buyer acknowledges that it shall not use any such items bearing the Seller’s tradename(s), trademark(s), service mark(s), whether registered or unregistered, or logos.

2.2 Excluded Assets. The following assets of Seller are not included in the defined term “Assets,” and they are not being transferred or assigned to Buyer under this Agreement. They are considered “Excluded Assets.”

(a)	Seller’s rights, title and interests in the real property owned or leased by Seller or Seller’s Affiliates;

(b)	Seller’s rights, title and interests in its contracts of employment;

(c)	Right, title and interests in Seller’s Medicaid Contract (including retroactive additions (net of deductions)), including without limitation accounts receivable and for the twelve months immediately following the Closing Date, any right to receive payments from ODJFS for delivery and birth arising from admissions prior to the Closing Date;

(d)	Except as otherwise set forth in this Agreement, Seller’s rights, title and interests in contracts (“Excluded Contracts”) and other assets in each case set forth on Schedule 2.2(d);

(e)	Seller’s rights, title and interests in the insurance policies or programs covering Seller, its officers, directors, employees and agents, and any claims for refunds or recoveries under any insurance policies or programs, including without limitation, directors and officers liabilities insurance, error and omissions insurance, and stop loss insurance;

(f)	Seller’s rights, title and interests in claims against third parties arising with respect to acts and omissions occurring on dates prior to the Closing, if any;

(g)	All cash, cash equivalents, and statutory deposits of Seller relating to the Medicaid Business (excluding capitation payments described in Section 2.1(f));

(h)	All Intellectual Property identified in Schedule 2.2(h); and

(i)	All assets owned or used by Seller or Seller’s Affiliates that are not necessary for, related to in any way, have ever been used in or were developed for use in, the operation of the Medicaid Business.

2.3 Exclusion of Certain Contracts. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right, in its sole discretion, from the date hereof until seven (7) days prior to the Closing Date, to specifically exclude any Business Contract, as Buyer shall specify in a written notice to Seller, whereupon such contract or contracts shall, to the extent excluded, cease to be “Assets” hereunder and shall become “Excluded Assets” and thereby be excluded from the Assets; provided that such exclusions shall not result in an adjustment to the Purchase Price.

2.4 Liabilities.

(a) Assumed Liabilities. As of the Closing, in addition to any and all Losses against which Buyer agrees to indemnify Seller pursuant to Article XII of this Agreement, Buyer shall assume the direct obligation to pay, discharge, and perform, as appropriate, only those liabilities specifically identified in this Section 2.4(a) (collectively, the “Assumed Liabilities”) which are as follows: any and all liabilities and obligations arising with respect to periods after the Closing Date under the Buyer’s Medicaid Contract, including, without limitation, all obligations to pay and administer payment under the Purchased Provider Agreements or replacement provider agreements for covered services rendered to Medicaid Members after the Closing, but excluding, however any obligation for claims for payment for services rendered to Medicaid Members who are hospitalized, or, subject to Section 2.4(d) hereof, whose admission has been authorized, on or prior to the Closing and continuing through such Medicaid Members’ discharge.

(b) Liabilities Not to be Assumed. Buyer shall not assume and shall not be obligated to pay, discharge or perform any obligations and liabilities of Seller or Seller’s Affiliates relating to the Medicaid Business or any other business not listed in Section 2.4(a) of this Agreement, regardless of whether such obligation arises before or after the Closing Date, including, without limitation, the following (collectively, “Excluded Liabilities”):

(i) Any and all liabilities or obligations of Seller or Seller’s Affiliates in connection with the Medicaid Business, whether reported or unreported, arising or accruing prior to the Closing, including without limitation, any liability for contractual obligations under the Seller’s Medicaid Contract arising prior to the Closing, which shall include but not be limited to, Medical Claims (whether incurred under a Purchased Provider Agreement or otherwise) for services rendered to Medicaid Members on or prior to the Closing and claims of Medicaid Members who are hospitalized prior to the Closing through the date of discharge for such members;

(ii) Any and all liabilities, of Seller, Seller’s Affiliates or any third party, whether currently known or unknown, with respect to claims or potential claims for medical malpractice or professional liability with respect to the Medicaid Business relating to periods prior to the Closing in each case regardless of when the claim is asserted;

(iii) Any and all liabilities of Seller, Seller’s Affiliates or any third party, whether currently known or unknown, relating to litigation or claims of any kind or nature with respect to the Medicaid Business arising out of or accruing from or relating to the Medicaid Business prior to the Closing, in each case regardless of when the claim is asserted;

(iv) Liabilities arising from relating to or in connection with the Excluded Assets;

(v) Liabilities that do not relate to the Medicaid Business;

(vi) Liabilities which are not otherwise directly related to the Assets;

(vii) Liabilities arising from, related to or in connection with any of Seller’s expenses related to the transactions contemplated by this Agreement (unless otherwise provided in this Agreement);

(viii) Liabilities arising from, related to or in connection with any cure or other amount payable with respect to the assignment or termination of any contractual obligation to Buyer hereunder;

(ix) Any liability of any kind to, or with respect to, Seller’s current or former employees, independent contractors, directors or officers (or any dependants or beneficiaries thereof), including without limitation, salaries or compensation of any kind, continued employment, vacation or severance pay, or with respect to the Benefit Plans of Seller (including all obligations pursuant to the continuation coverage rules of ERISA Sections 601-608 and Code Section 4980B) or any benefit plans of any other entity that together with Seller constitutes a controlled group of entities under Code Section 414(b), (c), (m) or (o);

(x) Any and all Taxes or assessments arising from or related to ownership of the Assets or the conduct of the Medicaid Business on or prior to the Closing Date, including, without limitation (A) any personal property or sales or use taxes, (B) any liability of Seller for unpaid Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (C) any liability of Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the assets); or (D) any other Taxes or assessments payable by Seller;

(xi) Any and all retroactive subtractions to capitation payments earned by Seller for periods prior to Closing and related to the Medicaid Business; and

(xii) Any and all Losses against which Seller agrees to indemnify Buyer pursuant to Article XII of this Agreement.

(c) Transfer Taxes; Recording Fees. Notwithstanding, Section 2.4(b)(x), Seller and Buyer share the burden equally of any and all sales, use, transfer or other similar taxes imposed as a result of the consummation of the transactions between Buyer and Seller contemplated by this Agreement.

(d) Authorized Admissions and Services. Seller shall be responsible for all claims for payment for services rendered to Medicaid Members whose in-patient hospital admission occurred prior to the Closing Date, regardless of date of discharge. Buyer shall be responsible for the payment for services rendered to Medicaid Members for admissions or services authorized by Seller prior to Closing Date in the ordinary course of business that occur after the Closing Date (which list of authorized admissions and authorized treatment and services will be identified on Schedule 2.4(d) to this Agreement to be provided to Buyer five (5) Business Days prior to Closing, and updated one (1) Business Day prior to Closing); provided, however, Buyer shall have the right to review such authorizations to determine whether the admissions and requested treatment or services are medically necessary or appropriate and to retract and deny any such authorization that is not medically necessary or appropriate (by notifying affected Medicaid Members or Medicaid Providers, as appropriate), prior to the admission or rendering of requested treatment or services. Any obligations or liabilities arising from Buyer’s decision to retract and deny such admissions or services, if such admissions and services were initially authorized in a manner consistent with Buyer’s policies and procedures, shall be considered Assumed Liabilities.

2.5 Purchase Price.

(a) Determination of Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the sale, transfer, assignment, conveyance and delivery of the Assets (including the provider agreement entered into between Parent and Buyer and the Purchased Provider Agreements) and the Seller’s or Parent’s agreements set forth herein (including the non-competition provisions of Section 9.3), the aggregate purchase price (the “Purchase Price”) shall consist of the following (i) an amount (the “Consideration Amount”) equal to the product of (A) the number of Medicaid Members enrolled with Seller on the Closing Date multiplied by (B) $800; comprised of (X) 70% in cash (the “Cash Consideration”) and (Y) 30% in shares of Centene’s Common Stock (the “Stock Consideration Amount”), with the number of shares determined by dividing the Stock Consideration Amount by the Average Stock Price and (ii) Buyer’s assumption of the Assumed Liabilities. The Cash Consideration and the Stock Consideration shall each be payable or deliverable, as the case may be, to Seller, Parent or Seller’s Affiliates, as directed by Seller in a written notice to Buyer, within five (5) Business days after the First Capitation Date by wire transfer of immediately available funds, or delivery of the appropriate shares of Common Stock to an account specified to Buyer by Seller in writing at least two (2) Business Days before the Closing Date. In the event the price per share at the time as of the effective date of the registration statement filed pursuant to the registration rights agreement attached hereto as Exhibit C is lower than the Average Stock Price, Buyer shall deliver an additional amount of cash equal to the aggregate difference between the price per share on such date and the Average Stock Price. In the event the price per share at the effective date of such registration statement is higher than the Average Stock Price, Seller or Parent shall retain such profit, which shall not be considered a part of the Purchase Price.

The Centene Common Stock constituting the Stock Consideration Amount will not be subject to any restrictions on transfer other than under the registration agreement described in Section 8.2 or under the Securities Act. Subject to such restrictions, the Sellers may transfer such Centene Common Stock at any time after Closing; provided however, that if such shares are to be transferred other than pursuant to the registration statement, (i) Centene’s obligation to deliver additional cash in the event of a price decline shall be null and void with respect to such shares and (ii) such transfer will be subject to Centene’s prior written approval.

(b) Allocation Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Assets and non-compete agreement described in Section 9.3 for all purposes (including financial accounting and tax purposes). Buyer shall deliver a preliminary allocation to Seller and Parent on or prior to the Closing Date. Seller shall timely and properly prepare and deliver all such documents and other information as Buyer may reasonably request to prepare such allocation.

2.6 Closing and Closing Date. The actions contemplated to consummate the transactions under this Agreement shall take place on the Closing Date, which, unless otherwise agreed by Buyer and Seller, shall be effective the last day of the month during the calendar month after all conditions precedent of Buyer and Seller which are set forth in this Agreement have been fully satisfied or have been waived in writing; provided, however, that notwithstanding the actual time of the day on the Closing Date at which the actions contemplated to consummate this Agreement shall occur, and unless otherwise agreed to by the parties, the Closing shall be deemed to be effective as of and to occur, and subject to the terms hereof the risk of loss for the Medicaid Business shall pass from Seller to Buyer, at 12:01 a.m. (Central Time, adjusted for daylight savings time, if applicable) on the day after the Closing Date. The Closing shall commence on the Closing Date at the offices of Kirkland & Ellis LLP, located at 200 East Randolph Drive, Chicago, Illinois 60601, or at such other location as may be agreed upon by the parties.

2.7 Actions to be Taken at Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing:

(a) Buyer’s Deliveries. Buyer shall deliver to Seller or Parent:

(i) One or more Bill of Sale Assignment and Assumption Agreements, substantially in the form of Exhibit A conveying all right, title and interest in, to and under the Assets to be conveyed to Buyer hereunder, free and clear of all Liens and such other instruments and agreements, duly executed by Buyer, as may be reasonably necessary to effect Buyer’s assumption of the Assumed Liabilities;

(ii) All necessary consents, estoppels, approvals, authorizations or other documents from third parties in a form reasonably satisfactory to Seller required to be obtained by Buyer under the terms of this Agreement;

(iii) Copies of the resolutions duly adopted by the Board of Directors of Buyer authorizing Buyer’s execution, delivery and performance of this Agreement and of all documents related hereto or contemplated herein;

(iv) Such other documents as reasonably required by Seller to complete the transactions contemplated hereunder; and

(v) Each of the items required under Article VII.

(b) Seller’s Deliveries. Seller, and Seller’s Affiliates, as applicable, shall deliver to Buyer, or to the extent any Assets are owned by Seller’s Affiliates, shall cause Seller’s Affiliates to deliver to Buyer:

(i) All right, title and interest in, to and under the Assets to be conveyed, free and clear of all Liens and encumbrances, to Buyer hereunder;

(ii) One or more Bill of Sale, Assignment and Assumption Agreements, substantially in the form of Exhibit A, conveying all right, title and interest in, to and under the Assets to be conveyed to Buyer hereunder, free and clear of all Liens, and such other instruments and agreements, duly executed by Seller, as may be reasonably necessary to effect Seller’s assignment of the Assumed Liabilities;

(iii) All necessary consents, estoppels, approvals, authorizations or other documents from third parties in a form reasonably satisfactory to Buyer required to be obtained by Seller or Seller’s Affiliates hereunder;

(iv) All necessary consents, estoppels, approvals, authorizations or other documents executed by Seller’s Affiliates in a form reasonably satisfactory to Buyer which are necessary to convey to Buyer the Assets owned by Seller’s Affiliates;

(v) A true and correct list of all Medicaid Members who have been authorized by Seller to be admitted for hospitalization on a date following Closing, plus documentation utilized by Seller to make such authorization;

(vi) Copies of the resolutions duly adopted by the Boards of Directors of Seller or Parent authorizing Seller’s or Parent’s execution, delivery and performance of this Agreement and of all documents related hereto or contemplated herein;

(vii) Such other documents reasonably required by Buyer to transfer fully the Assets and Assumed Liabilities to Buyer or to complete the transactions contemplated hereunder; and

(viii) Each of the items required under Article VI.

(c) Third Party Consents. To the extent that Seller’s rights under any contracts relating to the Medicaid Business (which are part of the Assets) may not be assigned without the consent of a third party, which consent has not been obtained prior to Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. Both Seller and Buyer acknowledge and agree that in addition to the Purchased Provider Agreements (which are not assignable to Buyer and will be dealt with pursuant to Section 11.1(b)), each of the agreements set forth on Schedule 2.7(c) are not assignable and Seller has agreed to either secure the consents of its contracting parties or to take all actions necessary in order to provide the benefits of any such agreement to Buyer. Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent as promptly as possible after Closing. If any such consents are not obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and by the terms of the applicable contract(s), at Seller’s expense, shall use its commercially reasonable efforts in acting as Buyer’s agent in order to obtain for Buyer the benefits thereunder, and shall cooperate, to the maximum extent permitted by law and by the terms of the applicable contract(s), with Buyer in any other reasonable arrangement designed to provide the benefits of such contracts to Buyer. Seller shall, without further consideration therefor, pay and remit to the Buyer promptly all monies, rights, and other considerations received in respect of the Buyer’s performance of any obligations, and, at the Buyer’s request, shall direct that such payments be made directly to the Buyer. Without limiting the foregoing, Seller shall not terminate any such contract without the prior written consent of Buyer. Buyer may, from time to time, upon five (5) Business Days’ written notice to Seller, terminate any arrangements which are the subject of this Section 2.7(c) with respect to periods after such notice, without liability or further obligation to Seller or any third party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

3.1 Representations and Warranties of Parent and Seller. Parent and Seller jointly and severally represent and warrant to Buyer that each of the following representations and warranties are true and correct as of the Execution Date and will be true and correct as of the Closing Date. When information is included in schedules referenced in this Article III or Article IV or elsewhere in this Agreement such information shall be deemed disclosed only as to such schedule unless the disclosure is reasonably apparent from its face to be applicable to other sections of this Agreement. Information included in any schedule shall apply to all matters in the representation containing such schedule. The inclusion of information on any schedule shall not be deemed as admission or acknowledgment by virtue of its inclusion that such information is required to be set forth therein or that such information is material. Capitalized terms used in the schedules and not otherwise defined therein shall have the respective meanings ascribed to them in this Agreement.

(a) Organization and Good Standing. Seller is a for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and corporate authority to own, lease and operate the Assets Seller purports to own and to carry on the Medicaid Business as it is now being conducted by Seller. Except as set forth on Schedule 3.1(a), Seller has no Subsidiary and does not own any shares of capital stock or other equity of any other Person.

(b) Authority. Each of Parent and Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and Parent, respectively, and, as necessary, their respective Affiliates. This Agreement constitutes a valid and binding obligation of both Parent and Seller, enforceable against Parent and Seller in accordance with its terms, except insofar as enforcement may be limited by insolvency or similar laws affected the enforcement of creditors’ rights in general, and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No Violations. Except as disclosed on Schedule 3.1(c), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in, any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under, or the creation of a Lien, security interest or other encumbrance with respect to, any portion of the Assets or Assumed Liabilities (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”), pursuant to any provision of the Articles of Incorporation or Bylaws or regulations of Seller or Parent, (ii) result in any Violation of any contract which constitutes part of the Assets or Assumed Liabilities, (iii) result in any Violation of any judgment, order or decree entered with respect to Seller or Parent or to which the Assets or the Assumed Liabilities are subject, (iv) result in any Violation of any statute, law, ordinance, rule or regulation applicable to the Assets or the Assumed Liabilities or (v) provide any Governmental Entity or Person the right to withdraw, revoke, suspend, cancel, terminate or modify any consent, license, permit, waiver or other authorization issued or originated previously.

(d) No Consents. Except as described on Schedule 3.1(d), no other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby.

(e) Seller’s Financial Statements. Seller has delivered to Buyer, complete and correct copies of (i) the audited balance sheets of Seller as of December 31, 2002 and 2003 and those related audited statements of income and cash flows, for the fiscal years ended on those dates, together with all footnotes (the “Financial Statements”) and (ii) the unaudited balance sheet and statement of income of Seller for the period ended on August 31, 2004 (the “Interim Financial Statements”). All of such financial statements fairly present, in all material respects, as of and for the periods then ended, as the case may be (subject, in the case of the unaudited balance sheet and income statement, to normal, recurring adjustments and the absence of footnotes), the financial position, results of operations and cash flows of Seller in conformity with GAAP or where inconsistent with GAAP in conformity with statutory or other accounting practices prescribed or permitted by the insurance regulatory authorities in the State of Ohio, in each case applied on a basis consistent throughout the reported periods. Such Financial Statements (iii) do not contain, as the case may be, any item of extraordinary or non-recurring income or expense (except as specified therein); and (iv) reflect all write-offs or necessary revaluation of assets (except as specified therein). Except as set forth on Schedule 3.1(e), the reserves recorded in the accounting records of Seller for HIC contract benefits, losses, claims and expenses and any other reserves (i) were prepared in accordance with the statutory or other actuarial and accounting practices prescribed or permitted by the insurance regulatory authorities of the State of Ohio, (ii) make sufficient provisions for all insurance obligations of Seller; (iii) meet the requirements of any law, rule or regulation applicable to such reserves and the requirements of Seller’s Permits (as defined below); and (iv) are computed on the basis of assumptions consistent with those used in computing the corresponding reserves in the prior fiscal year. All payments to and/or settlements with Medicaid Providers have been accounted for in the appropriate medical expense reserve account (by category of medical expense) and have been reflected as a medical expense of Seller or Summa Health Network, as applicable.

(f) Litigation. Except as set forth on Schedule 3.1(f), there are (i) no actions, suits, proceedings, of any kind pending, or governmental investigations of any kind now pending or to Seller’s or Parent’s knowledge, threatened in writing and involving the Assets, the Medicaid Business, or the Assumed Liabilities, (ii) no action, suit, demand, investigation or proceeding which is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by Seller or Parent in connection with this Agreement or (iii) to Seller’s or Parent’s knowledge, no event has occurred or circumstances exist that is reasonably likely to give rise to or serve as a basis for the commencement of either (i) or (ii). Seller is not subject to any judicial injunction or mandate or any administrative order or administrative restriction directed to or against it as a result of its ownership of the Assets or its conduct of the Medicaid Business as now or heretofore conducted by it, and no Governmental Entity has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of Seller to conduct the Medicaid Business or any part thereof as now or heretofore conducted by it.

(g) Compliance With Applicable Laws. Except as set forth on Schedule 3.1(g), the Medicaid Business is being conducted in compliance with all applicable laws, rules, ordinances, regulations, licenses, or judgments, or orders, rules, regulations, licenses, judgments, or decrees of Governmental Entities, and no condition exists which with or without notice or passage of time or both shall cause Seller not to remain in such compliance, nor has Seller received notification from any Governmental Entity asserting that, with respect to the Medicaid Business, it is not in compliance with any of the statutes, regulations or ordinances which such governmental authority enforces, or that the governmental agency or department is threatening to revoke, suspend or modify any governmental authorization applicable to the Medicaid Business. Seller has not utilized and does not utilize brokers or agents in the conduct of the Medicaid Business. Seller holds all certificates of authority, permits, licenses, consents, certificates, orders and approvals from all Governmental Entities which are necessary to own or lease the Assets and operate the Medicaid Business in the manner heretofore conducted (collectively, “Seller’s Permits”), and Seller’s Permits are in full force and effect. Schedule 3.1(g) sets forth a complete and accurate listing of the Seller’s Permits. Seller has filed all statements and reports with insurance regulatory authorities required by the law, regulations, licensing requirements and orders administered or issued by such regulatory authorities. No event has occurred with respect to any of such Seller’s Permits which would cause revocation, termination or suspension of any of such Seller’s Permits or give rise to any obligation on the part of Seller (pre-Closing) or Buyer (post-Closing) to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Seller has not, and none of its executive officers, directors or employees (in their respective capacities as such) has, engaged in any activity constituting fraud or abuse under the laws relating to health care or insurance. Schedule 3.1(g) lists all examinations of Seller subsequent to January 1, 2002, related to the Medicaid Business conducted by a Governmental Entity and identifies by date any correspondence between such a Governmental Entity and Seller regarding sanctions, conclusions made and/or corrective action required or suggested based on such examination.

(h) Owned Real Property. Seller does not own any real property that is used in the Medicaid Business.

(i) Real Property Leases. Schedule 3.1(i), sets forth all of the Real Property Leases. Neither Seller nor Parent is a party to any Real Property Lease that is necessary to the operation of the Medicaid Business.

(j) Absence of Undisclosed Liabilities. Except (i) as set forth on Schedule 3.1(j) hereto, (ii) as reflected or reserved against on the face of the Interim Financial Statements, or (iii) for obligations or liabilities incurred in the ordinary course of business after the date of the Interim Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), Seller has no obligations or liabilities of any nature whatsoever relating to the Medicaid Business (whether absolute, accrued, contingent, disputed or otherwise and including, without limitation, deferred Tax liabilities, vacation time or pay, severance pay, and any other liabilities relating to or arising out of any act, omission, transaction, circumstance, sale of services, or other condition which occurred or existed on or before such date); nor does there exist a set of circumstances relating to the Medicaid Business resulting from transactions effected or events occurring on or prior to the Closing Date or from any action omitted to be taken during such period that could reasonably be expected to result in any such obligation or liability relating to the Medicaid Business.

(k) Absence of Certain Changes. Since December 31, 2003, except (i) as set forth on Schedule 3.1(k), (ii) for the execution and delivery of this Agreement and changes in Seller’s properties or Medicaid Business attributable to the transactions contemplated or necessitated by this Agreement, and (iii) as disclosed in Seller’s Interim Financial Statements as previously delivered or to be delivered to Buyer:

(i) Seller has not made any material change in its accounting methods or practices or its present fiscal year with respect to its condition, operations, the Medicaid Business, the Assets, or the Assumed Liabilities, except as may be required by statutory accounting principles, in which case Seller has promptly notified Buyer in writing of the nature of and reason for the change;

(ii) Seller has not executed, amended, or terminated any contract which would adversely affect (either in the aggregate or individually) the Medicaid Business to which it is or was a party or by which any of the Assets are bound or affected; amended, terminated or waived any of its rights thereunder; or received notice of termination, amendment, or waiver of any contract or any material rights thereunder;

(iii) Seller has not permitted any Lien on the Assets;

(iv) Seller has (A) conducted its Medicaid Business in a commercially prudent manner, as a going concern and in the ordinary course and consistent with such operation, complied in all material respects with applicable legal and contractual obligations, consistent with past practice; (B) used commercially reasonable efforts, consistent with past practice, to preserve the goodwill of its Medicaid Members and its employees; and (C) not taken any action outside of the ordinary course of business which would reasonably be expected to cause Medicaid Members to disenroll from Seller’s Medicaid Business.

(v) Seller has not made or granted any increase in the terms or conditions of compensation payable or to become payable by Seller (or for which Seller or Buyer may have any liability) to any Medicaid Provider with respect to the Medicaid Business other than changes in the Ohio Medicaid Fee Schedules and changes in the transfer pricing agreement between Seller and Summa Health System Hospitals;

(vi) Seller has not failed to pay any medical claim liability or indebtedness relating to the Medicaid Business when due and all such claim liabilities have been properly recorded on the books of Seller;

(vii) Seller has not suffered (involuntarily or voluntarily), with respect to the Medicaid Business, any adverse changes in condition (financial or otherwise), results of operations, earnings, properties, prospects, or business (including, without limitation, any change in its premium or other revenues, claims or other costs (including IBNR Expenses), or relations with governmental authorities, Medicaid Members, Medicaid Providers, or any of its employees, agents, underwriters, or others);

(viii) Seller has not incurred or paid any indebtedness, obligation or other liability (contingent or otherwise) relating to the Medicaid Business, except in the ordinary course of its business, consistent with its past practice and in any event not in excess of $75,000 in the aggregate, and there does not exist a set of circumstances that could reasonably be expected to result in any such indebtedness, obligation or liability;

(ix) Seller had not suffered any strike, dispute, grievance, controversy or other similar labor trouble with respect to employees serving the Medicaid Business;

(x) Seller has not instituted, settled, or agreed to settle, any litigation, action or proceeding before any Governmental Entity relating to the Medicaid Business;

(xi) Seller has not made any changes in servicing, billing or collection operations or policies of the Medicaid Business;

(xii) Seller has not merged or consolidated with any other corporation or other entity or permitted any other entity to merge into it (unless the surviving entity is bound by the terms of this Agreement and prepared to perform its obligations hereunder);

(xiii) Seller has not taken or omitted to take any action, or permitted the occurrence of any change or event, which would render any of its representations and warranties contained herein untrue at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date; and

(xiv) Seller has not entered into any agreement or made any commitment to take any of the types of action described in Section 3. l(k)(i) through Section 3.1(k)(xiii) above.

(l) Contracts. Schedule 3.1(l) contains a complete and accurate listing of all of the Business Contracts (including without limitation the Purchased Provider Agreements and Seller’s Medicaid Contract). Each of the Business Contracts is in full force and effect and is valid and enforceable by Seller in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights in general, and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Seller is not in default in the observance or the performance of any term or obligation to be performed by it under any such contract. To Seller’s or Parent’s knowledge, no other person is in material default in the observance or the performance of any term or obligation to be performed by it under any such contract. Seller has provided originals or true and correct copies of all such contracts constituting part of the Assets or Assumed Liabilities.

(m) Title to and Condition of Assets. Seller has good and valid title to the Assets free and clear of all Liens, and, except as set forth on Schedule 3.1 (d) or 3.1(s)(iv), without any restrictions on transfer. Except as set forth on Schedule 3.1 (m), all of the Assets are useable in the ordinary course of business. The Assets are suited for and include all assets necessary for the conduct of the Medicaid Business in a manner consistent with the past custom and practices of the Seller.

(n) No Broker or Finders. No broker or finder is involved on behalf of Seller or an Affiliate of Seller in connection with the sale of the Assets, nor may any broker or finder involved on behalf of Seller claim any commission on account of the sale of the Assets.

(o) Operating Data. On or prior to the date hereof, Seller has delivered to Buyer certain of its operating data and certain performance data for the Medicaid Business, including, without limitation, information with respect to the details comprising the Medical expense components of the Medicaid Business; to Seller’s and Parent’s knowledge, such data accurately and fairly presents the operations of the Medicaid Business, and is consistent with the information contained in the Books and Records.

(p) Tax Returns and Tax Liabilities.

(i) Seller has timely filed all Tax Returns that it was required to file (including, without limitation, all real and personal property, informational, franchise and withholding Taxes and other Returns) or has submitted an extension within which to file such

Tax Returns; all such Tax Returns were correct and complete in all respects and based on the applicable measure of Seller’s operations or Assets during the period in question; and true and correct copies of all such Tax Returns are included in Seller’s files.

(ii) All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid on or before the date for which payment is required to avoid interest and penalties thereon. Except as identified in Schedule 3.1(p), Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are not liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(iii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iv) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G. Except as described in Schedule 3.1(v), Seller is not a party to any Tax allocation or sharing agreement. Except as described in Schedule 3.1(v), Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) and (ii) has no liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(q) No Untrue Representation or Warranty. No representation or warranty by Seller set forth in this Agreement, nor any written statement or certificate furnished or to be furnished to Buyer pursuant hereto contains or will contain any untrue statement of a material fact.

(r) Employees and Employee Benefits.

(i) Schedule 3.l(r)(i) sets forth, with respect to each employee of Seller who is primarily assigned and/or necessary to the Medicaid Business (a “Medicaid Business Employee”), such employee’s name and position as of January 1, 2004. Seller is not a party to any written or oral employment contract or agreement with any of such employees which precludes their termination at will. There has been no change of, or agreement to change, any terms of employment for such employees, including without limitation, salary, wage rates, commission formulae, or other compensation, except for normal “merit” raises given in the ordinary course of business. No such employee has indicated any intention to terminate his or her employment. There is no union contract or other collective bargaining agreement in existence affecting Seller or the Medicaid Business, and Seller has not received notice from the National Labor Relations Board that a petition for recognition for a collective bargaining unit has been filed by or on behalf of any of the Medicaid Business Employees, nor is Seller or Parent

aware of any attempts by any union to obtain recognition as a bargaining agent in respect thereof and there have been no grievance disputes or slowdowns.

(ii) Except as set forth on Schedule 3.1(r)(ii), none of such employees is now, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Closing Date.

(iii) Except as listed in Schedule 3.1(r)(iii), Seller does not maintain or contribute to or have any liability with respect to any Benefit Plans on behalf of Medicaid Business Employees. None of the Assets are subject to any lien under ERISA or the Code, and the Seller has not incurred any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation. None of the Benefit Plans has any liability that will become a liability of Buyer.

(s) Providers and Purchased Provider Agreements.

(i) Schedule 3.1(s)(i) lists each physician, group, IPA, hospital, PHO, ancillary service provider or other health care service provider that participates in the Medicaid Business as a Medicaid Provider and states their respective effective dates. Each such Medicaid Provider has been credentialed in accordance with Seller’s policies and procedures and applicable State regulatory requirements and has entered into a written Purchased Provider Agreement with Seller and/or Seller’s Affiliates.

(ii) Except for payment reconciliation disputes in the ordinary course of business, Seller has paid and pays each applicable Medicaid Provider (or such Medicaid Provider’s contracting entity) in accordance with the compensation terms that have been, or are, in effect, as applicable, with respect to Seller’s contracts or agreements with such Medicaid Providers or their contracting entity, in accordance with Purchased Provider Agreements and applicable state law.

(iii) Schedule 3.1(s)(iii) lists each Medicaid Provider to whom administrative functions have been delegated and describes all function(s) so delegated. Each agreement for the delegation of administrative functions complies with the requirements of applicable law. Seller has complied and continues to comply with all applicable requirements of law, including those set forth in the Seller’s Medicaid Contract, relating to oversight and monitoring of the entities to which Seller has delegated administrative functions.

(iv) Schedule 3.1(s)(iv) lists each of the Purchased Provider Agreements that is, or will be at Closing, freely assignable to Buyer. No such Purchased Provider Agreement is terminable on less than 91 days notice.

(v) Except as described on Schedule 3.1(s)(v), none of the Purchased Provider Agreements (A) requires either Seller or Seller’s Affiliates to pay the provider on a most-favored provider basis, (B) obligates either Seller or Seller’s Affiliates to pay access or administrative fees, (C) requires (or may require) either Seller or Seller’s Affiliates to pay bonuses from an incentive compensation pool or fund, (D) has a profit-sharing component, or (E) requires any payment or termination fee upon a change of control of the Medicaid Business.

(vi) Except as described on Schedule 3.1(s)(vi), none of the Purchased Provider Agreements limit the rights of either Seller or Seller’s Affiliates to engage in, or to compete with any person in, the Medicaid Business, contains an exclusivity provision restricting either Seller or Seller’s Affiliates ability to do business in certain geographical areas, or obligates or binds either Seller or Seller’s Affiliates to use, or offer to use, the services of a Medicaid Provider in preference to any other provider.

(vii) If any of the “physicians” or “physician groups” contracted under the Purchased Provider Agreements are placed at “substantial financial risk,” as each such term is defined by 42 C.F.R. §422.208 et seq. (the “PIP Regulation”) in connection with services provided to Medicaid Members, Seller and/or Seller’s Affiliates have complied in all material respects with the reporting and enrollee survey requirements of the PIP Regulation.

(viii) Schedule 3.1(s)(viii) describes each written complaint received from and after January 31, 2004 by Seller or Seller’s Affiliates from a Medicaid Provider and generally describes the nature and disposition of such complaint.

(ix) Schedule 3.1(s)(ix) lists each monetary settlement or pending settlement with a health care provider in respect of the Medicaid Business that is not reflected in Seller’s IBNR Expense, as provided to Buyer from and after January 31, 2004.

(t) Status of Medicaid Contracts and Purchased Provider Agreements. With respect to each of the Seller’ Medicaid Contract and the Purchased Provider Agreements: (a) the agreement is legal, valid, binding, enforceable and in full force and effect; (b) upon obtaining any required third party consents disclosed on Schedule 2.7(c), the agreement will continue to be legal, valid, binding, enforceable by Buyer, and in full force and effect following the consummation of the Transaction, (c) no party is in breach or default beyond any applicable grace period, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or suspension under the agreement (without limiting the foregoing, Seller is not in breach or default of any provision of the Seller’s Medicaid Contract beyond any applicable grace period, and the Purchased Provider Agreements comply with the terms of the Seller’s Medicaid Contract and ODJFS regulations in all material respects), and (d) to Seller’s or Parents’ knowledge, no party has repudiated any provision of the agreements. With respect to the Purchased Provider Agreements, Seller is in full compliance with the applicable provisions of the prompt payment of claims laws.

(u) Medicaid Members. Schedule 3.1(u) describes each written complaint received from and after January 31, 2004 by Seller from a Medicaid Member and generally describes the nature and disposition of such complaint.

(v) Intellectual Property.

(i) Schedule 3.1(v) sets forth a complete and correct list of all of the following owned or used (whether pursuant to a written license or otherwise) by Seller in connection with the Medicaid Business: (A) all patented or registered Intellectual Property and all pending patent applications or other applications for registration of Intellectual Property; (B) all trade names and material unregistered trademarks or service marks; (C) all material unregistered copyrights, mask works and computer software; and (D) all licenses or similar agreements or arrangements with respect to Intellectual Property, whether Seller is licensee or licensor of such rights, in each case identifying the subject Intellectual Property and nature of the licensing relationship. Except as set forth on Schedule 3.1(v), all Intellectual Property owned or used by Parent or Seller with respect to the Assets immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

(ii) Except as set forth in Schedule 3.1(v), (A) Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use via a written license identified on Schedule 3.1(v), all of the Intellectual Property listed on Schedule 3.1(V) and all other Intellectual Property owned or used in connection with the Medicaid Business, free and clear of all Liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any such Intellectual Property has been made, is currently outstanding or, to the knowledge of Seller, is threatened, and there are no grounds for same, (B) the Intellectual Property transferred to Buyer in the Assets comprise all Intellectual Property necessary or desirable for the full exploitation of the Assets, including without limitation the operation of the Medicaid Business currently conducted and as currently proposed to be conducted, (C) the loss or expiration of any Intellectual Property owned by, issued to or licensed to Seller with respect to the Medicaid Business has not and would not have an adverse effect, and no such loss or expiration is pending, threatened or reasonably foreseeable, (D) Seller has not received any notices of, nor is Seller aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property owned or used by Seller in connection with the Assets (including, without limitation, any demand or request that Seller license rights from a third party), (E) neither the Seller nor its operation of the Medicaid Business infringes, misappropriates or otherwise conflicts with any rights of any third parties, and Seller is not aware of any infringement, misappropriation or conflict which may occur as a result of the continued operation of such business as currently proposed to be conducted, and (F) the Intellectual Property owned or licensed to Seller with respect to the Medicaid Business has not been infringed, misappropriated or otherwise misused by any third party.

(w) Investment Representations.

(i) Each of Seller and Parent, as applicable, are acquiring the Centene Common Stock to be received by it hereunder for its own account with the present intention of holding such securities for purposes of investment, and have no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

(ii) Each of Seller and Parent is an “accredited investor” as defined in Rule 501 (a) under the Securities Act.

(iii) Seller understands that the Centene Common Stock to be received by Seller or Parent hereunder have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof and that the Buyer’s reliance on such exemption is predicated in part upon the representations of the Seller set forth in this Section 3.1(w) herein.

3.2 Representations and Warranties True and Correct at Closing; Breaches. Seller and Parent shall execute and deliver to Buyer a certificate signed by an authorized representative of Seller, dated as of the Closing Date, stating that each of the representations and warranties of Seller or Parent, as applicable, made herein are true and correct in all material respects as of the Closing Date (provided that representations and warranties that are as of a specific date shall speak only as of such date; and provided further that any representation or warranty that is already modified by “materiality” or “material” or similar words of that nature shall be true and correct in all respects), or describing the manner in which such representations and warranties are not true and correct. If any of the representations and warranties of Seller or Parent are not true and correct in all material respects as of the Closing Date, then Buyer shall be entitled to indemnification for any and all Losses as provided in Article XII. If any of the representations and warranties of Seller or Parent contained herein are not true and correct in all material respects as of the Closing Date (provided that representations and warranties that are as of a specific date shall speak only as of such date; and provided further that any representation or warranty that is already modified by “materiality” or “material” or similar words of that nature shall be true and correct in all respects), then Buyer may terminate this Agreement without further obligation pursuant to Article XIII. The consummation of the transactions under this Agreement by Buyer shall not constitute a waiver of Buyer’s rights to indemnification for a breach of a representation or warranty provided for in this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Representations and Warranties of Buyer. Centene and Buyer jointly and severally represent and warrant to Seller and Parent that each of the following representations and warranties are true and correct as of the Execution Date and will be true and correct as of the Closing Date. When information is included in schedules referenced in this Article III or Article IV or elsewhere in this Agreement such information shall be deemed disclosed only as to such schedule unless the disclosure is reasonably apparent from its face to be applicable to other sections of this Agreement. Information included in any schedule shall apply to all matters in the representation containing such schedule. The inclusion of information on any schedule shall not be deemed as admission or acknowledgment by virtue of its inclusion that such information is required to be set forth therein or that such information is material. Capitalized terms used in the schedules and not otherwise defined therein shall have the respective meanings ascribed to them in this Agreement.

(a) Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Buyer’s Authority. Centene and Buyer have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and, as necessary, Buyer’s Affiliates. This Agreement constitutes a valid and binding obligation of Buyer and Centene, enforceable against Buyer and Centene in accordance with its terms, except insofar as enforcement may be limited by insolvency or similar laws affected the enforcement of creditors’ rights in general, and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No Brokers or Finders. Except as set forth on Schedule 4.1(c), no broker or finder is involved on behalf of Buyer or Centene in connection with the sale of the Assets, nor may any broker or finder involved on behalf of Buyer or Centene claim any commission on account of the sale of the Assets.

(d) Buyer’s Consents. Except as disclosed on Schedule 4.1(d), no other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Buyer or Centene in connection with the execution and delivery of this Agreement by Buyer or Centene, or the consummation by Buyer or Centene of the transactions contemplated hereby.

(e) Regulatory Status. Except as set forth on Schedule 4.1(e), Buyer or Centene has not received notice that it is the subject of any investigations or disputes with any Governmental Entity.

(f) No Untrue Representation or Warranty. No representation or warranty by Buyer or Centene in this Agreement, nor any statement or certificate furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact.

(g) No Legal Bar. Except as set forth on Schedule 4.1(g) (and subject to the receipt of the Closing governmental authorizations described in Section 6.14 below), the execution and delivery by Buyer or Centene of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Buyer, or (ii) result in a breach of, result in or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the cancellation or unilateral modification or amendment of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument, obligation or arrangement to which Buyer or Centene is a party or to which Buyer, Centene or any of their assets or properties may be subject, or (iii) conflict with or violate any order, writ, judgment, injunction, decree, award, ruling, statute, rule or regulation applicable to Buyer or Centene, or any of its material assets, except where any such violation, conflict or default would not have a material adverse effect on the business of Buyer or Centene, taken as a whole.

(h) Litigation. Except as set forth on Schedule 4.1(h), there is no action, suit, demand, investigation or proceeding which is pending or, to Buyer’s or Centene’s knowledge, threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by Centene or Buyer or in connection with this Agreement; and (ii) to Buyer’s or

Centene’s knowledge, no event has occurred or circumstances exist is reasonably likely to give rise to or serve as a basis for the commencement of (i).

(i) Centene Common Stock. All shares of Centene Common Stock issued pursuant to this Agreement will, on the Closing Date, be duly authorized and issued and fully paid and nonassessable and on the Closing Date. Seller, Parent or any of Seller’s Affiliates will be the sole owner(s) and interest holder(s) of such shares.

4.2 Representations and Warranties True and Correct at Closing; Breaches. Buyer shall execute and deliver to Seller a certificate signed by an authorized representative of Buyer, dated as of the Closing Date, stating that each of the representations and warranties of Buyer made herein are true and correct in all material respects as of the Closing Date (provided that representations and warranties that are as of a specific date shall speak only as of such date; and provided further that any representation or warranty that is already modified by “materiality” or “material” or similar words of that nature shall be true and correct in all respects), or describing the manner in which such representations and warranties are not true and correct in all material respects. If any of the representations and warranties of Buyer contained herein are not true and correct in all material respects as of the Closing Date (provided that representations and warranties that are as of a specific date shall speak only as of such date; and provided further that any representation or warranty that is already modified by “materiality” or “material” or similar words of that nature shall be true and correct in all respects), then Seller shall be entitled to indemnification for any and all Losses as provided in Article XII. The consummation of the transactions under this Agreement by Seller shall not constitute a waiver of Seller’s rights to indemnification for a breach of a representation or warranty provided for in this Section.

ARTICLE V

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Unless otherwise expressly limited or provided by this Agreement, all of the convenants and agreements made by the parties to this Agreement shall survive the Closing Date and continue in full force and effect for a period of two (2) years after the Closing Date.

Subject to the limitations expressly set forth in this Agreement, the representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing until the shorter of two (2) years or until 30 days after the expiration of any applicable statute of limitations.

ARTICLE VI

BUYER’S CONDITIONS PRECEDENT TO CLOSING

Buyer’s agreement to purchase and to pay for the Assets and to assume the Assumed Liabilities hereunder is subject to compliance with and the occurrence of each of the following conditions on or before Closing, except as any thereof may be waived in writing by Buyer:

6.1 Instruments of Transfer. Seller shall have delivered to Buyer on the Closing Date such bills of sale, endorsements, assignments, deeds and other good and sufficient instruments of conveyance and transfer as are provided for herein, and any other instruments in form and substance reasonably satisfactory to Buyer and their counsel as shall be effective to vest in Buyer all of the right, title and interest of Seller in, to and under the Assets, free and clear of all Liens.

6.2 Assignment of Purchased Provider Agreements. Seller shall have caused the assignment to Buyer of the Purchased Provider Agreements to the extent such assignment is permitted (or for any agreements set forth on Schedule 2.7(c) execution of replacement agreements where applicable).

6.3 Corporate Resolutions. Seller and Parent shall provide Buyer with appropriate resolutions from their respective Boards of Directors, authorizing Seller and/or Parent, as the case may be, to effectuate the actions required by Seller and/or Parent, as the case may be, to consummate the transactions contemplated by this Agreement.

6.4 Performance of Conditions Precedent. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Seller on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.5 Good Standing Certificate. Seller and Parent shall have delivered to Buyer a certificate, executed by the proper state official, as to the good standing of Seller and Parent in their respective jurisdictions of incorporation.

6.6 Secretary’s Certificates. Seller and Parent shall have delivered to Buyer certificates from their respective secretary or assistant secretary attaching copies of resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Seller and Parent.

6.7 Incumbency Certificate. Seller and Parent shall have delivered to Buyer certificates of their respective secretary or assistant secretary certifying the incumbency of each of Seller’s and Parent’s officers and their genuine signatures.

6.8 Buyer’s Medicaid Contract. Buyer shall have entered into the Buyer’s Medicaid Contract.

6.9 Opinion of Seller’s Counsel. Seller shall have furnished the Purchaser with a favorable opinion of Seller’s counsel in the form attached as Exhibit B.

6.10 Termination/Release of Seller’s Medicaid Contract. Seller shall have obtained evidence from ODJFS, ODI or any other applicable regulatory authority as to the termination or release from obligations under the Seller’s Medicaid Contract as of the effective date of Buyer’s Medicaid Contract.

6.11 Provider Network. Providers providing care to ninety percent (90%) of the Medicaid membership of Parent’s provider network in the Service Area must be contracted in Buyer’s provider network on terms and conditions no less favorable than the current Provider Contracts.

6.12 Third Party Approvals and Consents. Seller shall have delivered to Buyer all such written approvals, consents and waivers of third parties which are required to be obtained in connection with the transactions contemplated by this Agreement and which are necessary for the operation of the Medicaid Business and/or the ownership by Buyer of any of the Assets, free and clear of all Liens, including, without limitation, consents (or executed replacement agreement, where applicable) for Purchased Provider Agreements which are listed on Schedule 3.1(s)(iv) as non-assignable or which have not been amended as required hereunder.

6.13 Seller’s Representations and Warranties True and Correct. Each and all of representations and warranties (when considered individually and/or collectively) of Seller set forth in Article III of this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (provided that representations and warranties that are as of a specific date shall speak only as of such date; and provided further that any representation or warranty that is already modified by “materiality” or “material” or similar words of that nature shall be true and correct in all respects). Buyer shall have received a certificate signed on behalf of Seller by an authorized officer of Seller to such effect.

6.14 Governmental Consents and Approvals. Buyer and Seller shall have obtained from any and all Governmental Entities all appropriate and necessary approvals or consents required, or exemptions thereof to effect the transactions set forth in this Agreement and to enable Buyer to operate the Medicaid Business. Each of the parties shall use its best efforts to obtain such approvals, consents or exemptions without any term or condition (including, without limitation, a limited effective period for any of the Medicaid Contract) that would materially impair the value of the Medicaid Business or Assets to Buyer. All conditions required to be satisfied prior to the Closing Date by the terms of such Closing shall have been satisfied, and all statutory waiting periods in respect of approvals or consents from Governmental Entities shall have expired or been terminated. The Closing governmental authorizations shall include, without limitation, the following:

(a) Buyer shall have been approved by ODI and ODJFS (and any other necessary approval from any other required Government Entity shall have been received), in the Service Areas, and such approval shall authorize Buyer to acquire the Assets and to provide health care services to the Medicaid Members in the Service Area and ODJFS shall provide written confirmation that the membership of Medicaid Members in the Service Area shall not be subject to either (i) reassignment to a competing managed care plan or (ii) a new procurement process; and

(b) ODI and ODJFS and any other required Government Entity shall have consented to ODJFS’s execution and delivery to Buyer of replacement Buyer Medicaid Contract so as to permit Buyer to have all of the benefits of and to provide the services required under the Buyer’s Medicaid Contract to the Medicaid Members on substantially similar terms as provided under the Seller’s Medicaid Contract prior to the Closing.

6.15 IBNR Expense Certification. A detailed schedule of IBNR Expenses for the year to date as of the last day of the second month ending prior to the Closing (e.g., November 30, 2004 for a February 1, 2005 closing date) certified by Seller and in form and substance satisfactory to Buyer, shall be delivered no later than 10 days after the first day of the month immediately preceding the month of Closing (e.g, by January 10, 2005 for a February 1, 2005 Closing) (an initial schedule shall have delivered prior to the execution hereof and updated for each month thereafter through the Closing Date).

6.16 Litigation. There shall not have been instituted and be pending any action, proceeding or investigation before any Governmental Entity, which seeks to restrain, prevent or change the transactions contemplated hereby or questions the validity of such transactions.

6.17 Certain Covenants. Seller shall have complied with its obligations in Sections 9.1 and 9.2 in all material respects.

6.18 Deliveries. Seller shall have delivered to Buyer all items set forth in Section 2.7(b). On the Closing Date, Seller shall deliver to Buyer a certificate executed by a duly authorized officer of Seller to the effect that the conditions set forth in Article VI and Article VIII have been satisfied or waived.

ARTICLE VII

SELLER’S CONDITIONS PRECEDENT TO CLOSING

Seller’s agreement to sell and to deliver the Assets to be sold hereunder is subject to compliance with and the occurrence of each of the following conditions on or before Closing, except as any thereof may be waived in writing by Seller.

7.1 Agreements. Buyer shall have executed and delivered to Seller all agreements, instruments, certificates and other documents to be delivered by Buyer in form and substance reasonably satisfactory to Seller.

7.2 Performance of Conditions Precedent. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3 Good Standing Certificates. Good standing certificates for Buyer, dated no earlier than 30 days before the Closing Date, from its state of incorporation;

7.4 Secretary’s Certificates. Buyer shall have delivered to Seller a certificate from the secretary or assistant secretary of Buyer attaching copies of resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Buyer.

7.5 Secretary’s Certificates. Buyer shall have delivered to Seller a certificate from the secretary or assistant secretary of Buyer attaching copies of resolutions.

7.6 Membership. Membership in the Service Area must be equal to or exceed 20,000 Medicaid Members (as determined by ODJFS) as of the Closing Date.

7.7 Incumbency Certificate. Buyer shall have delivered to Seller a certificate of the secretary or assistant secretary of Buyer certifying the incumbency of officers of Buyer and their genuine signatures.

7.8 Buyer’s Representations and Warranties True and Correct. Each and all of the representations and warranties (when considered individually and/or collectively) of Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (provided that representations and warranties that are as of a specific date shall speak only as of such date; and provided further that any representation or warranty that is already modified by “materiality” or “material” or similar words of that nature shall be true and correct in all respects). Seller shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

7.9 Litigation. There shall not have been instituted and be pending any action, proceeding or investigation before any Governmental Entity, which seeks to restrain, prevent or change the transactions contemplated hereby or questions the validity of such transactions.

7.10 Miscellaneous. Buyer shall provide details of the structure and compensation of the local management, local operating boards and committees to Seller prior to or on the Closing.

7.11 Deliveries. Buyer shall have delivered to Seller all items set forth in Section 2.7(a). On the Closing Date, Buyer shall deliver to Seller a certificate executed by a duly authorized officer of Seller to the effect that the conditions set forth in Article VII and Article VIII have been satisfied or waived.

ARTICLE VIII

JOINT CONDITIONS PRECEDENT TO CLOSING

In addition to the matters set forth in Articles VI and VII, the Closing hereunder is subject to the occurrence of the following conditions:

8.1 Closing of Transactions Under Related Agreements. Buyer and Seller shall have executed the Bill of Sale, Assignment and Assumption Agreement, in the form of such agreements attached hereto as Exhibit A and such agreement shall be in full force and effect as of the Closing.

8.2 Registration Agreement.

The Company and Seller shall have entered into the Registration Agreement in the form of Exhibit C (the “Registration Agreement” and such agreement shall be in full force and effect as of the Closing.

ARTICLE IX

ADDITIONAL AGREEMENTS OF SELLER

9.1 Conduct of Business Pending Closing. From the Execution Date until the Closing, Seller agrees that, with respect to the operation and maintenance of the Medicaid

Business, except as otherwise provided under this Agreement or consented to by Buyer in writing, Seller will:

(a)	Conduct the Medicaid Business in a commercially prudent manner, as a going concern and in the ordinary course and consistent with such operation, comply in all respects with applicable legal and contractual obligations, consistent with past practice;

(b)	Maintain the books, accounts, and records of the Medicaid Business in accordance with past accounting practices and GAAP, and where inconsistent with GAAP, in conformity with statutory or other accounting practices prescribed or permitted by the insurance regulatory authorities in the State of Ohio and consistent with the custom and practice as used in the preparation of the Financial Statements;

(c)	Use commercially reasonable efforts, consistent with past practice, to preserve the goodwill of its relationships with Medicaid Members, Medicaid Providers, ODJFS and other regulatory bodies, suppliers, employees and others having business relations with it related to the Medicaid Business;

(d)	Administer, pay and discharge all of its medical claim liabilities related to the dates of service prior to the Closing Date, as well as any Excluded Liabilities, and perform all reporting obligations under the Seller’s Medicaid Contract;

(e)	Maintain all contracts including those within the Purchased Provider Agreements;

(f)	Seller shall use its commercially reasonable efforts to cause the assignment to Buyer of those Purchased Provider Agreements identified on Schedule 2.1(b) or to have replacement agreements to such Purchased Provider Agreements put into place;

(g)	Comply in all respects with all regulations and laws applicable to it in the conduct of the Medicaid Business;

(h)	Maintain, in accordance with past practice, its network of Medicaid Providers, and credential and recredential such providers in accordance with Seller’s policies and procedures and NCQA requirements;

(i)	Maintain in full force and effect all Seller’s Permits;

(j)	Maintain in full force and effect all Intellectual Property used in, related to or necessary to the Medicaid Business;

(k)	Not permit any Lien on the Assets;

(l)	Not take any action (or omit to take any action), which action or omission would cause any representation or warranty contained herein to be untrue in any respect at any time through the Closing Date, as if such representation or warranty were made at and as of such time;

(m)	Not enter into or materially amend any contract, including without limitation the Seller’s Medicaid Contract;

(n)	Not intentionally take any action outside of the ordinary course of business which would tend to cause Medicaid Members to cease their affiliation with Seller; or

(o)	Not take any action which would result in a disclosure under Section 3.1(k)(vii).

Seller shall promptly advise Buyer in writing of any material change in (i) the financial conditions, business or affairs of the Medicaid Business or Seller, or (ii) the accuracy of the representations and warranties made by Seller herein.

9.2 Access to Documents and Premises.

(a) Prior to the Closing Date. From the Execution Date through the Closing Date, Buyer, its counsel, accountants, and other representatives shall, subject to confidentiality covenants made by Seller to third parties and state and federal antitrust laws, have the right to inspect the books and records of Seller relating to the Medicaid Business and the Assets, including inspection (without photocopying) by Buyer’s representatives to the extent possible without waiving any privileges with respect to information regarding all actions, suits, proceedings or investigations of any kind, now pending or threatened in writing, involving Seller or Seller’s Affiliates with respect to the Medicaid Business. Any such inspection shall occur during normal business hours and shall be scheduled by Buyer and Seller following request for inspection made to Seller. All inspections shall be conducted by Buyer and Seller in such a manner as to maximize all applicable privileges. Buyer and its representatives shall use their best efforts to conduct their inspection in such a manner as not to be disruptive to Seller’s employees or business operations.

(b) After the Closing Date. For a period of two (2) years from and after the Closing Date, Seller shall provide to the authorized representatives of Buyer at all reasonable times access to the books, records, information and contracts included within the Assets, as well as books and records of Seller with respect to the operations of the Medicaid Business prior to the Closing Date if such access is reasonably related to the operation of the Medicaid Business or is for legal or regulatory purposes. Seller agrees to deliver to Buyer, not later than thirty (30) days following the Closing Date, any copies of the books, records, information and contracts related to the Assets and the Medicaid Business which are not delivered at Closing. From and after the Closing Date, Buyer shall provide to the authorized representatives of Seller at all reasonable times access to the books, records and information transferred to Buyer as part of the Assets which Seller requires for legal or regulatory purposes.

9.3 Noncompetition and Nonsolicitation.

(a) For a period of five (5) years from and after the termination date of the Summa Health System contract (and any extensions, modifications or renewals thereof), neither Parent nor Seller nor their affiliates will engage directly or indirectly in a Competing Business or the

Medicaid Business as it is conducted as of the Closing Date in the Service Area; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any such businesses; provided further, that the provisions of this Section 9.3 shall terminate 90 days after Seller provides Buyer written notice of its election to so terminate in connection with (i) Buyer’s provision of irrevocable written notice to the ODJFS of the termination of its participation in the Medicaid Business in the Service Area, (ii) a Centene Change of Control or (iii) a sale or disposition of the Medicaid Business (in whatever transaction form). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding anything contained herein to the contrary, the non-compete restriction shall not prohibit Parent, Seller or any of their Affiliates from engaging in third party administrator business or businesses that do not constitute a Competing Business so long as such administrator is not participating in any third party administration of Medicaid managed care benefits or any other programs covered by Title XIX or Title XXI in the Service Area.

(b) On and after the date hereof and prior to Closing, neither Parent nor Seller nor their Affiliates shall, directly or indirectly, solicit, encourage, facilitate, entertain, or accept (nor permit any of their respective officers, directors, employees, or agents directly or indirectly to solicit, encourage, facilitate, entertain, or accept), including by way of furnishing information, any inquiries or proposals concerning the management or sale of all or any material part of the Medicaid Business or Seller or Parent (but in the case of Parent, only to the extent such a transaction would include the Medicaid Business). Each Party acknowledges and agrees that any remedy at law for breach of the foregoing covenant shall be inadequate, and in addition to any other relief which may be available, the non-breaching party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, posting bond or providing surety, and without regard to the adequacy of any remedy at law. Parent and Seller jointly and severally represent and warrant that as of the date hereof there is no stand-by agreement or back-up contract with respect to the sale of the Medicaid Business and it has terminated any discussions with third parties with respect to such proposed sale. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the details of any such proposal, offer, inquiry or contact.

(c) For a two (2) year period following the Closing Date, neither Buyer or Centene, on the one hand, nor Seller or Parent on the other hand, shall solicit for employment, encourage or assist others in soliciting, or hire any Person who was employed by either Seller or Parent, on the one hand or Buyer or Centene on the other hand (or any such respective parties’ Affiliates). This paragraph shall not prevent either party from employing persons with whom such Party had no contact during the due diligence or negotiation process who (a) respond to general solicitations of employment, or (b) contact such party on such person’s own initiative and without any direct or indirect solicitation by such party or any of its affiliates or agents.

(d) If, at the time of enforcement of this Agreement, a court holds that the restrictions stated in this Section are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties expressly agree and understand that the remedy at law for any breach by it of this Section will be inadequate and that the damages flowing from such breach are not readily susceptible of being measured in monetary terms. Accordingly, it is acknowledged that upon any violation of any legally enforceable provision of this Section, the non-breaching party shall be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section shall be deemed to limit any remedies at law or in equity for any breach by any party of any of the provisions of this Section.

(e) In the event that a party shall violate any legally enforceable provision of this Section as to which there is a specific time period during which it or he, as the case may be, is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then such violation shall toll the running of that time period from the date of its commencement until the date of its cessation.

(f) Seller acknowledges that the rights and compensation provided in this Agreement are adequate consideration for the agreements made by Seller in this Section 9.3 and in the non-competition provisions of this Agreements and that such covenants, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of Buyer’s acquisition of the Assets and the Medicaid Business, and Seller and Parent agrees that such limitations are reasonable with respect to their business activities and do not impose undue hardship on them.

9.4 Seller’s Employment Issues.

(a) To the extent required of Seller by applicable law, Seller shall provide all notices relating to the termination of any of its employees, including, without limitation, the notice obligations arising under the Workers Adjustment and Retraining Notification Act (“WARN”) and any comparable Ohio laws, the Consolidated Omnibus Budget and Reconciliation Act of 1985 (“COBRA”) and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). WARN-related liabilities with respect to terminated employees which result from any delay in providing WARN notices to such terminated employees shall be the responsibility of Seller.

(b) Seller agrees that, prior to the Closing Date, Buyer and Centene shall have the right, but not the obligation, to interview for employment with Buyer any of the Medicaid Business Employees as set forth in Schedule 9.4(b). As of the Closing Date, Buyer shall be permitted to offer employment (and Seller hereby consents to such offer) to such employees as Buyer may, in its sole discretion, choose to hire (and each such Medicaid Business Employee to whom Buyer has made an offer of employment shall be referred to herein as an “In-Scope Employee”). Seller shall terminate all In-Scope Employees as of the Closing Date and shall pay all vacation and severance obligations accrued and vested as of the Closing Date, if any, to all In-Scope Employees in accordance with Seller’s policies and past employment practices. In addition, Seller shall fully vest all In-Scope Employees in their benefits under and in accordance with any applicable Benefit Plans as of the Closing Date. Each such In-Scope Employee who accepts Buyer’s offer of employment shall be referred to herein as a “Hired Employee”. Nothing herein shall (i) be deemed to create or to grant to the Hired Employees any third party beneficiary rights or claims or causes of action of any kind or nature or (ii) shall limit the ability of Buyer to terminate the employment of any Hired Employee at any time following the Closing Date for any reason, including without cause. The Hired Employees shall be deemed “new hires, at will” of the Buyer. Buyer shall have no obligation or liability of any kind to any current or former employee, independent contractor, director or officers (or any dependants or beneficiaries thereof) of Seller (including any Hired Employee) for employment compensation or benefits of any kind arising or accruing prior to the Closing Date, including, without limitation, any liability or obligation with respect to vacation or severance pay, COBRA, any Benefit Plans (including any benefit plans of any other entity that together with Seller constitutes a controlled group of entities under Code Section 414(b), (c), (m) or (o)), any EEOC claim or any sexual harassment claim by or against said employee, and Seller shall hold Buyer harmless with respect to any such liability or obligation.

9.5 Additional Financial Information. Seller shall furnish to Buyer within twenty days of the end of each month prior to Closing, unaudited statements of operations and run rate reports for each such month as well as such management, cost, and utilization reports (including claims logs and experience reports) that Seller generates and uses in the normal course of business.

9.6 Supplements to Schedules. Between the date of execution of this Agreement and the Closing Date, each party shall provide the other party with supplementary information on any matters previously disclosed on the schedules hereto or otherwise reported to the other party (including, without limitation, providing Buyer with information concerning any Medicaid Provider that has terminated, or indicated an intent to terminate, a Purchased Provider Agreement), and each party hereby represents and warrants that such supplements shall be true, correct and complete in all material respects as of the date or dates thereof. Such supplements shall constitute additional representations and warranties and shall be in no way deemed or construed to modify any representations or warranties previously made, unless accepted by Buyer, all of which shall continue in full force and effect, nor, unless accepted by Buyer, shall the provision of such supplements be deemed or construed to cure or otherwise excuse any breach of a representation or warranty by Seller under Article III of this Agreement or by Buyer under Article IV of this Agreement. Nothing in any schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of such document or such other item itself.

9.7 Payment of Excluded Liabilities. After the Closing Date, Seller shall pay, perform and discharge in due course all of its obligations with respect to the Seller’s Medicaid Contract for periods prior to the Closing Date and any of the Excluded Liabilities including, without limitation, all liabilities under the Benefit Plans, which, if unpaid, could subject Buyer to transferee liability or create a Lien on the Assets. Without limiting the generality of the preceding sentence, Seller shall specifically administer, pay and run out all of its medical claim liabilities described in Section 2.4(b)(i) hereof and perform all reporting obligations (including obligations imposed as part of report corrections, responses to State audits and governmental inquiries) under the Seller’s Medicaid Contract (or imposed as part of the Closing governmental authorizations) in connection with the performance by Seller of its obligations with respect to the Medicaid Business for periods prior to the Closing Date. In connection with the discharge of such claims, to the extent any of the claims payment information for such claims is received by Buyer after the Closing Date, Buyer shall promptly forward such information to Seller.

9.8 Credentialing. At Closing, Seller shall deliver to Buyer a schedule which lists on a month-by-month basis for the twenty-four months following the Closing Date the Medicaid Providers who are scheduled for recredentialing in such months. From and after the Closing Date and for twenty-four months thereafter, Seller shall use its reasonable best efforts to promptly notify Buyer of any Medicaid Provider whose participation in Seller’s provider network has been terminated prior to their scheduled recredentialing date (provided Buyer has not previously re-contracted with such provider).

9.9 Joinder in Litigation. For a period of five (5) years from and after the Closing Date, if Buyer institutes any action or proceeding (whether in a court of law, equity, or administrative or arbitrative forum) to enforce its rights under a Purchased Provider Agreement and Seller is deemed a necessary party, Seller agrees to join with Buyer, at Buyer’s sole cost and expense, in such action or proceeding so that Buyer may be subrogated to Seller’s rights with respect to the Medicaid services procured under such contract.

9.10 Termination of Incentive Pools/Funds. Seller shall use its reasonable best efforts to ensure that none of its Purchased Provider Agreements requires any periodic incentive payments from a shared risk or referral services pool/fund and, to the extent, any such contract contains such a pool/fund as of the Closing Date, Seller shall be responsible to reconcile and settle such pools through Closing and shall pay any required bonuses.

9.11 Right of First Offer. At least 30 days prior to any sale (whether through a sale of assets or stock, merger, consolidation or a lease) of solely the Medicaid Business operated in the Service Area by Buyer, in a stand alone transaction and not as part of any larger portion of either the Buyer’s or Centene’s businesses (in whatever form), Buyer shall deliver a written notice to the Seller and Parent disclosing in reasonable detail the proposed terms and conditions of such proposed sale (the “Offered Transaction”) and the identity, background and ownership (if applicable) of the prospective transferee(s) (if the transferee(s) are known), and such notice shall constitute a binding offer to sell the Seller on such terms and conditions. Seller or Parent may elect to enter into such Offered Transaction at the price and on the terms specified therein by delivering written notice of such election to the Buyer as soon as practical but in any event within ten (10) days after the delivery of the notice. If the Seller or Parent has not elected to enter into the Offered Transaction, Buyer may, within 150 days after the expiration of the election period, transfer the Medicaid Business to one or more third parties at a price no less than 95% of the price specified in the notice and on other terms no more favorable to the transferees thereof than offered to the Seller in the notice.

ARTICLE X

ADDITIONAL AGREEMENTS OF BUYER

10.1 Maintenance of Records. Buyer shall retain all business and other records and documents relating to the Medicaid Business and the Assets which are transferred to Buyer pursuant to this Agreement in accordance with Buyer’s own record retention policies for the longer of five (5) years or the time required by applicable law. Buyer shall make such records available for Seller’s review and copying upon request of Seller or its agents, at a reasonable time and place; provided, however, that Seller shall keep all such records confidential to the extent required by law.

ARTICLE XI

ADDITIONAL AGREEMENTS OF BUYER AND SELLER

11.1 Regulatory Milestones Prior to Closing.

(a) Seller and Buyer shall diligently and timely prepare and file the applications and submissions as may be required with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the filings set forth below. Buyer and Seller agree to take all reasonable actions required or requested by such authorities for the expeditious consideration and rendering of all such approvals, consents and authorizations. Seller and Buyer shall diligently and timely cooperate with each other and with all other parties in the submission of applications and of any and all such additional information or documentation requested by any such regulatory authorities.

(b) Seller acknowledges that the approval by ODI and ODJFS of Buyer’s Service Area expansion application to include the Service Area (and ODJFS’s entry into the Buyer’s Medicaid Contract) will be primarily based, among other things, on the adequacy of Buyer’s provider network in the Service Area. Such efforts shall include commercially reasonable efforts to either (i) effectively assign the Purchased Provider Agreements to Buyer or (ii) participate actively in Buyer’s efforts to negotiate replacement contracts with Medicaid Providers, using Buyer’s form provider agreements approved by ODI or ODJFS, on terms no less favorable to the Medicaid Business than the original Provider Agreements. The parties agree to work collaboratively on the form of any such consent. Seller further acknowledges and agrees to be responsible for, and to promptly supply to Buyer when requested, all information and materials (including, without limitation, specific answers or responses) reasonably required in connection with Buyer’s service area expansion application and the other Closing governmental authorizations (in a form satisfactory for filing with the applicable regulatory authorities) which relate to the provider network, its adequacy, accessibility or otherwise and the Purchased Provider Agreements.

(c) After the Execution Date, Seller and Parent agree to use commercially reasonable efforts to aid or assist Buyer in obtaining acceptable (as determined in Buyer’s sole discretion) Purchased Provider Agreements necessary to form a viable Provider network in Ohio, such Seller efforts to be based on the good faith discretion of Seller’s senior management.

11.2 Ohio Department of Insurance. Buyer shall use its commercially reasonable efforts to file all submissions required by the Ohio Department of Insurance to approve the transactions contemplated hereby, including, without limitation, this Agreement as soon as practicable after the Execution Date. To the extent required by the Ohio Department of Insurance, Seller will use its commercially reasonable efforts to submit all filings required to be submitted by Seller with respect to the transactions contemplated hereby. Both Buyer and Seller shall use their commercially reasonable efforts to cooperate with and assist each other in such filings, including providing draft filings to the other party for review and comment before submitting same to the Ohio Department of Insurance.

11.3 Ohio Department for Job and Family Services. Buyer and Seller acknowledge and agree that Seller’s Medicaid Contract with ODJFS is not assignable and that Buyer is required to submit a filing to ODJFS for purposes of entering into a Medicaid Contract with ODJFS upon its approval of the transactions contemplated hereby. Seller shall take any actions reasonably required by Buyer (subject to ODJFS’ approval) or ODJFS to transfer Medicaid Members to Buyer under the Buyer’s Medicaid Contract.

11.4 Transition Issues.

(a) Coordination/Continuity of Care. Both Seller and Buyer shall establish, prior to the Closing Date, processes to transfer information relative to Medicaid Members whose care is being coordinated through Seller’s case management programs and who will be transitioning their membership to Buyer’s plan. Continuity of care processes will be defined to integrate Buyer’s continuity of care policy in such a way as to replace Seller’s existing referral and authorization procedures to take effect after the Closing. Prior to Closing, both Seller and Buyer shall use commercially reasonable efforts to coordinate care required of Medicaid Members prior to and after the Closing to begin to implement changes in medical management practices designed to ensure continuity of care and avoid confusion to Medicaid Members.

(b) Use of Materials. Except as set forth on Schedule 11.4(b), Buyer shall have the right to use, subject to ODJFS’ approval, all existing stock of any and all pre-printed, advertising brochures, marketing materials, literature, form contracts, form certificates of coverage, membership handbooks and other pre-printed material relating to the Medicaid Business, as authorized by law, until six (6) months after the Closing Date or for some other shorter time limitation as may be required by law. Buyer shall make a commercially reasonable effort to “sticker” such materials with Buyer’s name and to remove or cover up Seller’s name to avoid confusion. Notwithstanding anything to the contrary herein, Buyer acknowledges that it shall not use any such items bearing the Seller’s tradename(s), trademark(s), service mark(s), whether registered or unregistered, and logo(s).

(c) Claims Administration. Subject to State regulatory guidelines, except as otherwise provided in this Agreement, Seller shall be responsible for the administration and payment of all claims, liabilities or other obligations (including without limitation IBNR Expenses) (collectively referred to herein as “Medical Claims”) pertaining to the Medicaid Business that are incurred prior to the Closing, and Buyer shall be responsible for the administration and payment of all Medical Claims pertaining to the Medicaid Business that are incurred after the Closing. The parties agree to jointly create and implement explanation of payment (“EOP“) message(s) that will be sent to providers in the event a claim is sent to Buyer for Medical Claims incurred prior to the Closing or Seller for Medical Claims incurred after the Closing. The message will inform the provider that the Medical Claim was submitted in error and provide the information necessary to submit the Medical Claim to the appropriate party for payment. The parties further agree that they will make available provider services staff to address questions that arise as a result of the claims administration transition.

11.5 Public Information Releases.

(a) Seller and Buyer shall use reasonable efforts to consult with the other party on any initial press release, public announcement or publicly disseminated communication concerning this transaction, and prior to any press release, public announcement or publicly disseminated communication concerning this transaction, to discuss the content of any such announcement. Thereafter, between the Execution Date and the Closing, Buyer shall use reasonable efforts to consult with Seller prior to any press release, public announcement or publicly disseminated communication concerning this transaction, to discuss the content of any such announcement and to refrain from making any such press releases or public announcements. The provisions of this Section shall survive the termination of this Agreement.

(b) When, as and if required by ODJFS, Seller and Buyer shall, at Seller’s or Buyer’s expense, as applicable, take such action as may be reasonably necessary to disseminate all provider and/or member notices and mailings that are a condition to the Closing governmental authorizations or are required for the enrollment of the Medicaid Members with Buyer. Seller or Buyer, as applicable, shall promptly provide ODJFS with such affidavit(s) concerning the discharge of such obligation as may reasonably be requested.

(c) Between the Execution Date and the Closing, both parties agree to consult with each other prior to any oral or written communication to any Medicaid Member or Medicaid Provider concerning this transaction, to discuss the content of any such communication and to refrain from making any such communication without first receiving the other party’s prior written consent.

(d) Seller and Parent acknowledge that Centene is a publicly traded corporation, with obligations under the federal securities laws, New York Stock Exchange rules and the Sarbanes-Oxley Act of 2002. In order to allow Centene to abide by these obligations, with regard to the foregoing communications and any other public communications regarding the transactions contemplated hereby, any such communications shall be subject to Buyer’s final written approval.

11.6 Cooperation. Buyer and Seller agree to cooperate reasonably with each other, from the Execution Date up through and following the Closing Date, and use their respective reasonable best efforts in good faith, to satisfy all conditions, undertakings and agreements contained in this Agreement.

11.7 On-Site Presence. Seller and Buyer acknowledge and agree that upon execution of this Agreement, Buyer shall be allowed to have Buyer employees on-site of Seller to assist and coordinate the transition and integration of the Medicaid Business and the Assets to Buyer.

Seller covenants that Seller shall provide all reasonably necessary cooperation and consultation reasonably necessary to allow for such on-site presence, including, but not limited to, providing access to support functions, including office space, computer, phone and printer and Seller’s employees and management. Buyer agrees that any such on-site presence by its employees shall be reasonable and shall not be disruptive of the business operation of Seller.

11.8 ODJFS and Other Required Reporting. Seller shall be responsible for all required reports to ODJFS, ODI and other Government Entity required reporting for periods prior to Closing, and Buyer shall be responsible for all required reports to ODJFS, ODI and other Government Entity required reporting for periods following the Closing. For such period as is required by the applicable government agency, Buyer and Seller shall cooperate with each other in providing reasonable access to books and records to facilitate the reporting obligations of each party.

11.9 Securities Law Compliance. Seller is (i) aware that the United States securities laws prohibit certain persons who have material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) agrees that it will neither use, nor cause any third party to use, any material nonpublic information regarding the Buyer in contravention of the Securities Exchange Act, including, without limitation, Rules 10b-5 and 14e-3.

ARTICLE XII

INDEMNIFICATION

12.1 Indemnification by Seller. Subject to the limitations of Section 12.3, Seller and Parent shall jointly and severally indemnify and hold harmless Buyer and its respective officers, directors, employees, agents and Affiliates and successors and assigns of any of the foregoing against any and all actual damages resulting from claims, obligations, losses, costs, expenses, fees, liabilities and damages, whenever arising or incurred, including interest, penalties and reasonable attorneys’ fees and disbursements (including amounts paid in settlement and costs of investigation) (each individually a “Loss,” and collectively, “Losses”), arising out of, in connection with or otherwise relating to:

(a)	The Excluded Assets;

(b)	The Excluded Liabilities;

(c)	The breach by Seller or inaccuracy of any representation or warranty made by Seller in this Agreement;

(d)	The breach or non-performance by Seller of any covenant or agreement made by Seller in this Agreement;

(e)	Any Employee Benefit Plan, program, policy or other arrangement currently or any previously maintained or contributed to by members of the controlled group of companies (as defined in Code Section 414) which includes Seller;

(f)	Any Medical Claim or Medical Claims that exceed either individually or in the aggregate $25,000 and are not reflected in the IBNR Expense as determined in Section 6.15; and

(g)	Any claim, obligation or other liability arising from the Medicaid Business with respect to any period prior to the Closing Date other than to the extent such claims, obligations or liabilities constitute part of the Assumed Liabilities.

12.2 Indemnification by Buyer. After the Closing Date and subject to the limitations of Section 12.3, Buyer shall indemnify and hold harmless Seller and its respective officers, directors, employees, agents and Affiliates, and successors and assigns of any of the foregoing against any and all Losses, arising out of, in connection with or otherwise relating to:

(a)	The Assets;

(b)	The Assumed Liabilities;

(c)	The breach by Buyer or inaccuracy of any representation or warranty, made by Buyer in this Agreement;

(d)	The breach or non-performance of any covenants or agreements made by Buyer in this Agreement; and

(e)	Any claim, obligation or other liability arising from Buyer’s operation of the Medicaid Business, Assets or the Assumed Liabilities with respect to any period after the Closing Date.

12.3 Limitations.

(a) The indemnification rights and obligations set forth in (a) Section 12.1(c) shall survive the Closing for a period of one (1) year, (b) Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d) and 3.1(n) shall survive on the Closing Date and continue in full force and effect after the Closing Date without any time limitations, and (c) Sections 3.1(p) and 3.1(r) as of which claims must be made prior to the date that is sixty (60) days after the expiration of the applicable statute of limitation with respect thereto, or, (d) Section 12.2(c) shall survive the Closing for a period of one (1) year except for claims arising from breaches of representations and warranties set forth in Sections 4.1(a), 4.1(b), 4.1(c) or 4.1(d), which shall survive on the Closing Date and continue in full force and effect after the Closing Date without any time limitation. Except with respect to any breach of the representations and warranties contained in Sections 3.1(a) through 3.1(g) and 4.1(a), 4.l(b), 4.1(c) or 4.1(d), no party to this Agreement shall have any liability pursuant to this Article XII for any Losses unless such Losses exceed $300,000 on a cumulative basis. If such Losses exceed $300,000 on a cumulative basis, then such party shall be liable for Losses in excess of $50,000 in the aggregate.

(b) The maximum aggregate liability of in the case of Seller and Parent for any Losses pursuant to Section 12.1(c) and in the case of Centene and Buyer pursuant to Section 12.2(c) shall not exceed, in the aggregate, an amount equal to the Purchase Price.

(c) Notwithstanding anything in Section 12.3 to the contrary, in the event of any breach of a representation or warranty by a party that is constitutes common law fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect forever thereafter without time limitations.

12.4 Remedies. Notwithstanding anything to the contrary herein, nothing shall preclude any Party from seeking any remedy based upon fraud or willful or criminal misconduct or intentional breach of any of the provisions of this Agreement.

12.5 Notice and Right to Defend.

(a) Should any claim or action by a third party arise after the Closing Date for which Buyer or Seller may be liable to the other under the indemnity provisions of this Agreement, the indemnitee shall notify the indemnitor in writing and in reasonable detail as soon as practicable after the indemnitee receives notice of such claim or action in the manner provided for the giving of notices under this Agreement, provided, that failure to notify in such manner shall relieve the indemnitor from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the indemnitor results in the forfeiture by the indemnitor of material rights and defenses otherwise available to the indemnitor with respect to such claim. The expenses of all proceedings, contests, lawsuits, or investigations of claims with respect to such claims or actions, shall be borne by the indemnitor. If an indemnitor wishes to assume the defense of such claim or action, it shall give written notice to the indemnitee within ten (10) days after notice from the indemnitee of such claim or action of its intention to assume the defense, and the indemnitor shall thereafter assume the defense of any such claim or liability through counsel reasonably satisfactory to the indemnitee, provided that the indemnitee may also participate in such defense at its own expense;

(b) If the indemnitor shall not assume the defense of, or if after so assuming it shall fail to defend, any such claim or action, or such action involves a claim with (a) the indemnitee reasonably believes could be materially detrimental to or materially injure the indemnitee’s reputation, customer relations or future business prospects, (b) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (c) involves criminal allegations, (d) is one in which the indemnitor is also a party and joint representation would be inappropriate or there may be legal defenses available to the indemnitee which are different from or additional to those available to the indemnitor, or (e) involves a claim which, upon petition by the indemnitee, the appropriate court rules that the indemnitor failed or is failing to vigorously prosecute or defend. In any action or proceeding with respect to which indemnification is being sought hereunder, the indemnitee or the indemnitor, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party’s own expense. The indemnitee may defend against any such claim or action in such manner as it may reasonably deem appropriate and the indemnitee may settle such claim or litigation on such terms as it may reasonably deem appropriate, and the indemnitor shall promptly reimburse the indemnitee for the amount of all reasonable expenses, legal and otherwise, incurred by the indemnitee in connection with the defense and/or settlement of such claim or action. If no settlement of such claim or action is made, the indemnitor shall satisfy any judgment rendered with respect to such claim or in such action before indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the indemnitee in the defense against such claim or litigation.

(c) An indemnitor may not, without the prior written consent of the indemnitee, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) simultaneously with the effectiveness of such settlement, compromise or consent, the indemnitor pays in full any obligation imposed on the indemnitee by such settlement, compromise or consent and obtain releases of the indemnitee in full from such third party claim and (ii) such settlement, compromise or consent does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the indemnitee or any of the indemnitee’s Affiliates.

(d) In the event an indemnitee shall claim a right to payment pursuant to this Agreement not involving a third party claim covered by Section 12.5(a), such indemnitee shall send written notice of such claim to the appropriate indemnitor. Such notice shall specify the basis for such claim. As promptly as possible after the indemnitee has given such notice, such indemnitee and the appropriate indemnitor shall establish the merits and amount of such claim (by mutual agreement or pursuant to the arbitration provisions herein).

(e) Except as otherwise provided herein, any indemnification of Buyer or Seller pursuant to this Article XII shall be effected by wire transfer of immediately available funds from Seller or Buyer, as the case may be, to an account(s) designated by the applicable Buyer or Seller, as the case may be, within ten (10) days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment. All indemnification payments under this Section 12.5 shall be deemed adjustments to the Purchase Price set forth in Section 2.4(b)(i) above.

12.6 Right of Set-Off. In addition to any other remedies available to Buyer or Centene hereunder, to the extent that Seller or Parent does not pay for any Loss within 30 days after it becomes due and payable in accordance with the provisions hereunder, Buyer or Centene shall, at their election, have the right to apply the amount of all or any portion of any Losses for which it is indemnified pursuant to this Article VII above to offset and reduce the payments due under the hospital contract between Buyer and Parent or Parent’s affiliate.

ARTICLE XIII

TERMINATION

13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of Buyer and Seller;

(b)

by Buyer or Seller at either’s option, if the Closing Date shall not have occurred on or before March 1, 2005; provided that such date shall be extended until May 1, 2005 if required regulatory approval has not been received, provided, however, that the right to terminate this Agreement under this paragraph, shall not be available to any party whose failure to fulfill any obligation under this Agreement has substantially contributed to, or resulted in, the failure of the Closing to have occurred on or before such date;

(c)	if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d)	by Seller in the event of a breach by Buyer of a representation, warranty or covenant contained in this Agreement, provided that Buyer has received ten (10) business days’ written notice of the breach indicated therein and has failed to effect a cure thereof to the reasonable satisfaction of Seller prior to the expiration of such period;

(e)	by Buyer in the event of a breach by Seller of a representation, warranty, or covenant contained in this Agreement, provided that Seller has received ten (10) business days’ written notice of the breach indicated therein and has failed to effect a cure thereof to the reasonable satisfaction of Buyer prior to the expiration of such period;

(f)	by Buyer if any of the conditions set forth in Article VI shall have become (in the good faith determination of Buyer) incapable of fulfillment prior to the Termination Date and shall not have been waived by Buyer;

(g)	by Seller if any of the conditions set forth in Article VII shall have become (in the good faith determination of Seller) incapable of fulfillment prior to the Termination Date and shall not have been waived by Seller; or

(h)	by Buyer if, subsequent to the date hereof and prior to the Closing Date, there is any material adverse change in the condition (financial or otherwise), business, operations, prospects or obligations of the Medicaid Business, the Assets or the Assumed Liabilities (a “Material Adverse Change”).

13.2 Effect of Termination. Except as otherwise specified in this Agreement, including but not limited to in Article XII, upon the termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

13.3 Waiver. At any time prior to the Closing Date, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof. Such an election shall not be deemed a waiver of any rights or remedies of the waiving party with respect to the matter which gave rise to such right to terminate.

ARTICLE XIV

ARBITRATION

14.1 Conciliation and Mediation. If a dispute between Buyer and Seller relating to this Agreement, or under any other agreement executed and delivered in connection herewith, is not resolved within fifteen (15) days from the date that either party has notified the other that such dispute exists, then such dispute shall be submitted jointly for conciliation to the president or his designee of each party. If such senior executive officers or their designees are unable to resolve the dispute within thirty (30) days from the date that it is first presented to them, then such dispute shall be referred to binding arbitration.

14.2 Arbitration. Any dispute submitted to arbitration pursuant to this Section shall be determined by the decision of a board of arbitration (“Board of Arbitration”) consisting of three members who are members of and certified by the American Arbitration Association (“AAA”) and each of whom is experienced in managed care or health care arbitrations selected as hereinafter provided. Buyer shall select an arbitrator and Seller shall select an arbitrator, each of whom shall be a member of the Board of Arbitration who is independent of the parties. A third Board of Arbitration member, independent of the parties, shall be selected by mutual agreement of the other two Board of Arbitration members. If the other two Board of Arbitration members fail to reach agreement on such third member within twenty (20) days after their selection, such third member shall thereafter be selected by the AAA upon application made to it for such purpose by any party to the arbitration. The Board of Arbitration shall meet in Chicago, Illinois, or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (which shall state the reasons for its decisions in writing and shall make such decisions entirely on the basis of the substantive law governing the Agreement and which shall be concurred in by a majority of the members of the Board of Arbitration) with respect to the items in dispute. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow the Commercial Rules of Arbitration of the AAA in effect as of the date of the arbitration. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to Buyer and Seller. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on Buyer and Seller and each party to the arbitration shall be entitled to enforce such decision to the fullest extent permitted by law and entered in any court of competent jurisdiction. The Non-Prevailing Party shall pay all costs and fees of the Board of Arbitration and the fees and expenses (including without limitations, attorneys and consultants) of the prevailing party in connection with such disposition.

14.3 Equitable Relief. Notwithstanding any other provision of this Agreement, any Party shall have the right to seek equitable relief (including specific preference and/or other injunctive relief), in a court of competent jurisdiction, to the extent that equitable relief is available to a Party hereto. If a Party chooses to pursue equitable relief, such conduct shall not constitute a waiver of or be deemed inconsistent with the provisions set forth in this Article XIV or in Article XII.

ARTICLE XV

MISCELLANEOUS

15.1 Notices. All notices and other communications hereunder shall be in writing and shall be either (i) deposited in first class United States mail, certified, with postage prepaid, (ii) delivered by messenger, (iii) sent by overnight courier, or (iv) sent by fully completed and confirmed facsimile transmission (with a written confirmation simultaneously sent in first class United States mail), as follows:

If to Seller:	Copy to:

SummaCare, Inc. 10 N. Main Street Akron, Ohio 44309	Summa Health System 525 E. Market Street Akron, Ohio 44308

Attention: Martin P. Hauser	Attention: William A. Powel, III, Esq.

If to Buyer:	Copy to:

Centene Corporation 7711 Carondelet, Suite 800 St. Louis, MO 63105 Attention: Michael F. Neidorff Fax: (314) 725-5180	Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601 Attention: Gerald T. Nowak, Esq. Fax: (312) 861-2200

or such other address or fax number as any party may request by notice given as aforesaid. Notices sent as provided herein shall be deemed given on the date received by the recipient. If a recipient rejects or refuses to accept a notice given pursuant to this Section, or if a notice is not deliverable because of a changed address or fax number of which no notice was given in accordance with the provisions hereof, such notice shall be deemed to be received two (2) days after such notice was mailed (whether as the actual notice or as the confirmation of a faxed notice) in accordance with the terms hereof. The foregoing shall not preclude the effectiveness of actual written notice given to a party at any address or by any means.

15.2 Waiver. No waiver by either Buyer or Seller hereto of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provision at any other time or a waiver of such party’s rights under any other provision of this Agreement.

15.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.4 Delivery by Facsimile. This Agreement and any signed contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such Party forever waives any such defense.

15.5 Headings. The headings contained in this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

15.6 Severability. If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to adjust equitably the parties’ respective rights and obligations hereunder.

15.7 Entire Agreement. This Agreement and the other agreements, certificates and documents of the Parties contemplated herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the parties, except the Confidentiality Agreement, which will continue in effect until terminated pursuant to the terms set forth therein. The exhibits, schedules and attachments attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions in this Agreement shall control. Each party is responsible for the accuracy of its respective schedules regardless of any assistance provided by the other party in connection with the preparation of the schedules.

15.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Notwithstanding the foregoing, this Agreement shall not be assignable by any party without the prior written consent of the other, and any attempt at an assignment in violation of this Section shall be void ab initio. Notwithstanding the foregoing statement, Buyer may assign its rights and obligations hereunder to anyone or more of its Affiliates. This Agreement shall not constitute an agreement or be considered as evidence of an agreement between the Parties until executed and delivered by the Parties.

15.9 HIPAA Compliance. Each party represents and warrants to the other party that it will comply with the provisions of HIPAA including the effective dates of regulations adopted to implement HIPAA. Each of the parties represents and warrants to the other party in particular, with respect to all protected health information (as that term is defined under the Standards for

Privacy of Individually Identifiable Health Information (December 28, 2000; 65 F. Reg. 82462), that it is a covered entity (and not a business associate of the other party) under the HIPAA Privacy Regulations and that it shall protect the privacy, integrity, security, confidentiality and availability of the protected health information disclosed to, used by, or exchanged by the parties by implementing appropriate privacy and security policies, procedures, and practices and physical and technological safeguards and security mechanisms, all as required by, and set forth more specifically in, the HIPAA Privacy Regulations and the HIPAA Security Regulations. The parties agree that, upon the request of the other party, it shall provide written verification of compliance with all applicable federal and State laws and confirm its full licensure and certification to the extent appropriate to its then current operations. Notwithstanding any other provisions of this Agreement to the contrary, either party may notify the other of any modifications it believes necessary to bring this Agreement into compliance with the final HIPAA regulations and/or HIPAA. Such modifications shall be incorporated as an addendum to this Agreement.

15.10 Governing Law. This Agreement is to be governed by and interpreted under the laws of the State of Delaware, without resort to choice of law or conflict of law principles which direct the application of the laws of a different state.

15.11 Cost of Transaction. Whether or not the transactions contemplated hereby are consummated:

(a) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants, and counsel.

(b) Seller shall pay the fees, expenses and disbursements of Seller and its agents, representatives, accountants and counsel.

(c) Seller shall absorb or pay, as applicable, all costs and expenses (including wages, overhead and professional fees) relating to all notices or other communications to the Medicaid Providers and Medicaid Members required to be sent by Seller prior to the closing in connection with this transaction, except that Buyer shall reimburse Seller for the costs of printing and mailing such notices.

15.12 Further Assurances. Each party hereto agrees for the benefit of the other parties hereto to execute and deliver any necessary documents, instruments or agreements, and to take any and all necessary actions, in order to (i) fully vest in Buyer all right, title and interest to the Assets, and (ii) carry out the terms of this Agreement and the transactions contemplated by this Agreement.

15.13 Construction. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural. All references to section numbers in this Agreement shall be references to sections in this Agreement, unless otherwise specifically indicated. All Parties to this Agreement have been represented by counsel and, accordingly, this Agreement shall not be construed strictly for or against any Party hereto. This Agreement shall not be construed more strictly against one Party than the other by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that each Party has contributed substantially and materially to the preparation of this Agreement.

15.14 Third Parties. None of the provisions of this Agreement shall confer rights or benefits as third party beneficiaries or otherwise upon any third party that is not expressly a party to this Agreement including, without limitation, the Medicaid Members, and the provisions of this Agreement shall not be enforceable by any such third party.

15.15 Time is of the Essence. Time is of the essence with regard to all of the provisions of this Agreement. The parties acknowledge and agree that strict compliance with all of the deadlines set forth in this Agreement, including, without limitation, the deadlines for filings pursuant to Article XI.

15.16 Confidentiality. The parties acknowledge and agree that this Agreement is within the scope of the Confidentiality Agreement. Notwithstanding the Confidentiality Agreement, which shall survive the execution of this Agreement, the parties may disclose any terms or conditions of this Agreement to any third parties to comply with securities laws or HIC or insurance laws, and as needed to meet prudent business requirements of shareholders, investors, bondholders, members and other creditors.

15.17 Rights Cumulative. Except as set forth herein, all rights, powers and remedies herein given to each party are cumulative and not alternative, and are in addition to all statutes or rules of law. Any forbearance or delay by such Party in exercising the same shall not be deemed to be a waiver thereof, and the exercise of any right or partial exercise thereof shall not preclude the further exercise thereof, and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by such Party.

15.18 Amendments. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be set forth in a writing signed by each party, and then only to the extent specifically set forth therein.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date.

BUYER: CENTENE CORPORATION

By:	/s/ MICHAEL F. NEIDORFF
Michael F. Neidorff Chairman & CEO

BUCKEYE COMMUNITY HEALTH PLAN, INC.

By:	/s/ KAREY L. WITTY
Karey L. Witty Secretary & Treasurer

PARENT: SUMMA HEALTH SYSTEMS

By:	/s/ THOMAS P. STRAUSS

SELLER: SUMMACARE, INC.

By:	/S/ MARTY HAUSER